UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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WSFS FINANCIAL CORPORATION
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WSFS Bank Center 500 Delaware Avenue Wilmington, Delaware 19801 302-792-6000 www.wsfsbank.com

Notice of 2019 Annual Meeting of Stockholders

             , 2019

Dear Stockholder:

The WSFS Financial Corporation (the “Company” or “WSFS”) 2019 Annual Meeting of Stockholders will be held on April 25, 2019 beginning at 4:00 p.m. at the Hotel du Pont located at Eleventh and Market Streets in Wilmington, Delaware. Parking validation will be provided for valet parking at the hotel.

At the meeting, stockholders will act on the following matters:

•                  The election of four directors for a term ending at the 2022 Annual Meeting of Stockholders, the election of one director for a term ending at the 2021 Annual Meeting of Stockholders, and the election of two directors for a term ending at the 2020 Annual Meeting of Stockholders;

•                  The Amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 65,000,000 to 90,000,000;

•                  The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

•                  A non-binding advisory vote on the compensation of our named executive officers; and

•                  Such other matters as may properly come before the meeting or any adjournment thereof.

All stockholders of record holding shares of WSFS Financial Corporation common stock at the close of business on March 15, 2019 are entitled to vote at the meeting. This proxy statement and the enclosed proxy card were mailed to stockholders on or about March 26, 2019.

Your vote is important regardless of how many shares of WSFS common stock you own. Even if you plan to attend the meeting, we urge you to ensure that your shares are represented at the meeting by returning the enclosed proxy card. A return envelope with pre-paid postage is enclosed for your convenience. Mark on your proxy card how you wish your shares to be voted, and please be sure to sign and date your proxy card. Returning your vote by proxy will not prevent you from later voting in person if you do come to the meeting. Please note, however, that if the stockholder of record for your shares is a broker, bank or other nominee and you wish to vote at the meeting, you will need to obtain a proxy issued in your own name from your stockholder of record.

Sincerely,

Mark A. Turner
Executive Chairman of the Board

(table of contents continued on following page)

Table of Contents (continued)

Important Notice Regarding Internet

Availability of Proxy Materials

For the Stockholder Meeting to be

Held on April 25, 2019 at 4:00 p.m.

The Proxy Statement and Annual Report on Form 10-K

are available at www.wsfsbank.com, by calling us at 888-973-7226 or by sending an e-mail request to: stockholderrelations@wsfsbank.com

About the Annual Meeting:

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of WSFS Financial Corporation (the “Company” or “WSFS”) to be used at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at the Hotel du Pont, Eleventh and Market Streets in Wilmington, Delaware on April 25, 2019 at 4:00 p.m. Directions to the Hotel du Pont are available on its website: www.hoteldupont.com.

What is the purpose of the Annual Meeting?

The Annual Meeting is being held to consider the following proposals: (i) The election of four directors for a term ending at the 2022 Annual Meeting of Stockholders, the election of one director for a term ending at the 2021 Annual Meeting of Stockholders, and the election of two directors for a term ending at the 2020 Annual Meeting of Stockholders, (ii) the amendment of our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized to be issued by the Company from 65,000,000 shares to 90,000,000 shares, (iii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, (iv) a non-binding advisory vote on the compensation of our named executive officers, and (v) such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors is divided into three classes and each class serves for a term of three years. On March 1, 2019, pursuant to our merger with Beneficial Bancorp, Inc., which we refer to as Beneficial, Karen Dougherty Buchholz, Gerard P. Cuddy, and Michael J. Donahue, former members of the Beneficial board of directors, were appointed to the WSFS Board of Directors. To re-align membership in the three classes, there are seven seats on our Board of Directors up for election at the Annual Meeting and the following persons have been nominated by the Board, each of whom currently serves on the Board of Directors: Karen Dougherty Buchholz, Francis B. Brake Jr., Christopher T. Gheysens, and Rodger Levenson, each for a three-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2022; Marvin N. Schoenhals, for a two-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2021, and; Eleuthère I. du Pont and David G. Turner, each for a one-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2020. In addition, Calvert A. Morgan, Jr., whose term expires at the 2019 Annual Meeting of Stockholders, will not seek reelection, thereby reducing the Board size to 13. You can find information about all of our current directors and director nominees beginning on page nine.

The Board of Directors recommends a vote FOR each of the seven nominees for director, FOR amendment of our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized to be issued by the Company from 65,000,000 shares to 90,000,000 shares, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and FOR the non-binding advisory vote on the compensation of our named executive officers.

Why are you sending me a proxy card? What am I going to do with it?

To hold the Annual Meeting, we need to have present, in person or by proxy, the holders of a majority of WSFS common stock outstanding as of March 15, 2019, which is the record date to determine which stockholders will receive notice of the Annual Meeting and be entitled to vote at the Annual Meeting. As of that date, there were                     shares of WSFS common stock outstanding. We are providing you with a proxy card so that your shares can be counted as present at the Annual Meeting and can be voted at the meeting even if you do not attend the Annual Meeting in person.

Your shares will be voted in accordance with the instructions you provide on the proxy card to vote either for or to withhold your vote regarding each of the nominees for election as directors; to vote for, against, or abstain on the proposed amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 65,000,000 to 90,000,000; to vote for, against or abstain on the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and; to vote for, against, or abstain on the non-binding advisory vote on the compensation of our named executive officers. If you sign and return the proxy card to us without indicating how you wish to vote, we will vote your shares FOR each of the director nominees, FOR the amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and FOR the non-binding advisory vote on the compensation of our named executive officers. If you hold your WSFS common stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker, or other nominee. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a voting instruction form from the institution that is the stockholder of record for their shares.

For those shares for which we have received a proxy, we will have discretionary authority to vote as we see fit on any procedural matters relating to the conduct of the Annual Meeting. Furthermore, in the event that one or more of our nominees is unable to stand for election as the result of an unexpected occurrence, we may vote shares for which we hold a proxy in favor of anyone we select to be a substitute nominee. Alternatively, we may reduce the size of the Board of Directors to eliminate the vacancy.

If I hold my shares through a broker, will my broker vote my shares without my instructions?

If you fail to instruct your broker how you want your shares voted, your broker may use discretionary authority to vote your shares only on “routine” matters. The election of directors, the amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, and the non-binding advisory vote on the compensation of our named executive officers are not considered “routine” matters. As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions.

Why did I receive more than one proxy card?

If you hold your shares of WSFS common stock in more than one account or name, you will receive multiple proxy cards and you must return a proxy card for each account or name in order to vote all of your shares.

Can I revoke my proxy or change my vote?

Yes. If you are a registered holder of WSFS common stock, you can change your vote at any time before the Annual Meeting by completing and returning a new proxy card before the Annual Meeting to WSFS Financial Corporation, Attention: Corporate Secretary, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, or providing written notice in person at the meeting. If you vote by proxy and then attend the Annual Meeting, you do not need to vote again in person unless you want to change your prior vote. Attending the Annual Meeting will not cancel your proxy unless you vote in person at the Annual Meeting. Please note that if your shares are not registered in your own name, you will need additional documentation from your bank, broker or other nominee that is the stockholder of record for your shares in order to vote in person at the Annual Meeting.

What constitutes a “quorum” for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. We require the presence, whether in person or through the prior submission of a proxy, of the holders of WSFS common stock representing a majority of the shares outstanding and entitled to vote on the record date. Because there were _________ shares of WSFS common stock issued and outstanding as of the record date, at least _________ shares must be present or represented by proxy at the Annual Meeting for a quorum to exist.

How many votes does a nominee need in order to be elected?

Directors are elected by plurality vote, meaning that the nominees who receive the greatest number of votes are elected. You may vote for a nominee or you may withhold your vote for a nominee. In a contested election, the number of seats up for election is less than the number of persons nominated. The winning nominees are the ones who receive more votes than the other nominees. In an uncontested election, there are enough seats up for election for all of the nominees, so all will be elected regardless of the number of votes they each receive. In an uncontested election, it is our policy that nominees who receive a number of votes in favor of their election which is less than a majority of total votes cast should promptly offer to resign from the Board of Directors and request the Board of Directors to accept or reject their resignation offer at the discretion of the Board of Directors. The Corporate Governance and Nominating Committee (“CGNC”) of the Board of Directors will consider resignation offers and make its recommendation to the entire Board of Directors. Our policy provides that the Board of Directors will accept or reject each director’s resignation offer within 90 days of the date the resignation offer is submitted to the Board of Directors.

How many votes do I have?

Each share of WSFS common stock is entitled to one vote. We do, however, permit cumulative voting for the election of directors, meaning that if, for example, there are three seats up for election in a given class, if you own 100 shares, you have 300 votes to  distribute among the nominees as you see fit. You can distribute them equally and cast 100 votes for each nominee or you may give more votes to certain nominees, even giving all 300 votes to a single nominee if you wish.

If you give us a proxy to vote your shares at the Annual Meeting, we will distribute your votes among the nominees as we see fit. If you do not want us to use cumulative voting for your shares, you may state that on your proxy card.

How do I vote shares held in the Employee Savings and Stock Ownership Plan (“KSOP”), previously administered by Beneficial Bancorp, Inc., predecessor-by-merger to the Company?

If you participate in the KSOP, you will receive a voting instruction card that reflects all shares you may direct the trustee to vote on your behalf under the KSOP. Under the terms of the KSOP, all allocated shares of common stock held by the KSOP trust are voted by the KSOP trustee, as directed by plan participants. All shares of common stock held in the KSOP trust that have not been allocated to participants’ accounts, and all allocated shares for which no timely voting instructions are received, are voted by the KSOP trustee in the same proportion as shares for which the trustee has received timely voting instructions, subject to the exercise of its fiduciary duties.

What are stockholders being asked to approve regarding authorized shares of the Corporation’s Common Stock?

Stockholders are being asked to approve an amendment of our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized to be issued by WSFS from 65,000,000 to 90,000,000 shares.

The Board of Directors believes it is in our best interest and those of our stockholders to increase the number of authorized shares of common stock to provide us with flexibility to consider and plan for future corporate needs, including, but not limited to, capital raising, financing transactions, possible merger and acquisition transactions, awards under stockholder-approved equity incentive plans or other general corporate purposes. The additional authorized shares of our common stock would enable us to pursue strategic, financial or capital opportunities as they may be presented and to take timely advantage of market conditions as they may arise, without the delay and expense associated with calling and convening a special meeting of stockholders to increase authorized capital, unless such a meeting was otherwise required by Delaware law or Nasdaq rules.

The proposed amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock must receive a favorable vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have the same effect as a vote against the proposal.

How many votes are required to approve the ratification of the independent registered public accounting firm?

The appointment of KPMG LLP as our independent registered public accounting firm must receive a majority of the votes cast on the proposal to be ratified.

What are stockholders being asked to approve regarding executive compensation?

Stockholders are being asked to approve the following resolution:

“Resolved, that the stockholders approve the compensation of WSFS Financial Corporation’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables and any related material) in this proxy statement.”

To be approved, the advisory proposal must receive a favorable vote of a majority of the votes cast on the proposal.

Is the stockholder vote on executive compensation binding on the Company?

No, this is an advisory vote only. Neither we, nor the Board of Directors, will be bound to take action based upon the outcome. The Personnel and Compensation Committee (P&C Committee) of the Board of Directors will consider the advisory vote of the stockholders when considering executive compensation.

What is the effect of an abstention or broker non-vote?

Abstentions and broker non-votes are treated as present for quorum purposes only. They will have the same effect as a vote against the proposal to amend our Amended and Restated Certificate of Incorporation, but will have no effect on the outcome of the other proposals.

Will members of management and the Board of Directors be at the Annual Meeting?

Yes. Our practice is that all members of the Board of Directors, director nominees and senior management officers should attend the Annual Meeting and all current directors were present at last year’s annual meeting. We expect that all directors will attend the Annual Meeting this year.

Who is paying for this proxy solicitation?

The accompanying proxy is being solicited by the Board of Directors. We will pay the costs of soliciting proxies from our stockholders.

Can I ask questions at the Annual Meeting?

Yes. We consider the Annual Meeting an opportunity for stockholders to have access to the Board of Directors and senior management in a public forum, and we invite stockholders to submit questions or comments in advance of the Annual Meeting. This is an important part of the process, and we have established a procedure for stockholders to send communications to the Board of Directors as well as to management. While legal considerations and timing issues may prevent us from answering all questions or addressing all comments, we believe this dialogue is helpful in increasing communication with our stockholders.

Please send questions to:   WSFS Financial Corporation

Investor Relations

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware 19801

or:   stockholderrelations@wsfsbank.com

At the Annual Meeting, we will attempt to respond to as many of the questions and comments we receive as possible. Any questions, comments, and responses deemed relevant to the larger stockholder base will be posted on our website at www.wsfsbank.com.

The Board of Directors strongly encourages communications from stockholders. Stockholders who wish to send communications to the Board of Directors during the year may do so by writing to the attention of Mark A. Turner, Executive Chairman, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801 or to chairman@wsfsbank.com. In addition, all written communications from stockholders received by management are shared with the Board of Directors.

If I have a proposal that I want the stockholders to vote on, how do I get it on the agenda for the Annual Meeting?

The deadline has passed for you to give us notice of a proposal to be brought before the stockholders for a vote at the 2019 Annual Meeting of Stockholders. We expect to hold the 2020 Annual Meeting of Stockholders in April 2020 and to mail our proxy statement during March 2020. To get your proposal on the agenda for the 2020 Annual Meeting of Stockholders, you must give us notice no earlier than November 29, 2019 and no later than December 29, 2019. All notices of stockholder proposals should be addressed to the attention of the Corporate Secretary, WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801. For additional information, see “Stockholder Nominations and Stockholder Proposals” on page 17.

Can I obtain copies of the proxy statement and related materials over the Internet?

Yes. Copies of this proxy statement and our Annual Report on Form 10-K (without exhibits) are available on the Internet at www.wsfsbank.com. Stockholders can elect to receive future proxy statements and annual reports over the Internet rather than in printed form. Stockholders of record can make this election either by calling (888) WSFSBANK (or (888) 973-7226), by sending an email to stockholderrelations@wsfsbank.com, or by following the instructions at: investors.wsfsbank.com. Stockholders may request copies of any exhibits to the Annual Report on Form 10-K through our telephone number and email address as well. If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the Internet.

PROPOSAL NUMBER 1: Election of Directors

The Board of Directors is divided into three classes and each class serves for a term of three years. On March 1, 2019, pursuant to our merger with Beneficial Bancorp, Inc., which we refer to as Beneficial, Karen Dougherty Buchholz, Gerard P. Cuddy, and Michael J. Donahue, former members of the Beneficial board of directors, were appointed to the WSFS Board of Directors. These appointments increased the Board of Directors size to 14. The Board of Directors has determined that the appropriate target range for WSFS is 9 to 12 directors and believes that this range represents an appropriate and effective size for the Company because it fits with one of our key strategic advantages, namely, faster, and more entrepreneurial decision-making. Therefore, it is the Board’s intention to reduce its size to 10 or 11 members over the next three years. To accomplish this reduction, the Board of Directors has developed a plan to realign the membership in each of the three Board classes. As part of this plan, there are seven seats on our Board of Directors up for election at the Annual Meeting and the following persons have been nominated by the Board:

For a three-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2022:

•                  Ms. Karen Dougherty Buchholz

•                  Mr. Francis B. Brake Jr.

•                  Mr. Christopher T. Gheysens

•                  Mr. Rodger Levenson

For a two-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2021:

•                  Mr. Marvin N. Schoenhals

For a one-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2020:

•                  Mr. Eleuthère I. du Pont

•                  Mr. David G. Turner

Mr. Calvert A. Morgan, Jr. is not standing for reelection.

Mr. Brake’s term as a director currently expires at the annual meeting to be held in 2020, and the terms of Messrs. Levenson and Gheysens currently expire at the annual meeting to be held in 2021. Each of Messrs. Brake, Levenson and Gheysens has tendered their resignation from the Board of Directors, effective as of the end of the Annual Meeting, but subject to the condition that each is elected by a majority of the votes cast at the Annual Meeting to the Board of Directors for a term expiring at the annual meeting to be held in 2022.

The election of each nominee requires the affirmative vote of a plurality of the votes cast, meaning that the nominees who receive the greatest number of votes are elected. Executed proxies received from holders of WSFS common stock will be voted for the election of such nominees unless marked to the contrary. All of the nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors or the number of directors will be reduced. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore, will have no effect on the election of directors.

Biographical information about our directors, director nominees and executive officers is provided on the following page. The listed age of each individual is as of December 31, 2018. Currently, all directors of WSFS also serve as directors of our subsidiary, Wilmington Savings Fund Society, FSB (“WSFS Bank” or “the Bank”). Each director was selected to be a member of the Board of Directors based on his or her particular background and expertise. Immediately following the biographical information about each person director nominee and director is a description of the particular experience, skills and qualifications that were instrumental in the determination by the Corporate Governance and Nominating Committee that he or she should serve as a director. For additional information, see “Our Director Nomination and Selection Process” on page 17 and “Diversity” beginning on page 21.

Director Nominees

Francis B. Brake, Jr., 55, has been a director of WSFS Financial Corporation in 2014. Since 2007, he has been President, Chief Marketing Officer and Co-Founder of Epic Research, LLC, a privately held marketing services firm with principal interests in multiple consumer-facing industries, driving marketing and product innovation in areas such as travel loyalty, consumer electronics, student lending and small business marketing. From 2000 to 2007, he served as Managing Director and Chief Marketing Officer for Juniper Bank/Barclaycard US. Prior to that, he held various positions at First USA Bank from 1994 to 2000 including Executive Vice President, Marketing. Mr. Brake serves on the Board of Directors of Smarter Agent, LLC, a privately held technology firm, The Chester Fund for Education and the Arts and is a past director of Barclays Bank Delaware. He received a Bachelor of Arts in Government from The College of William and Mary and a Master of Business Administration from The Darden Graduate School of Business, University of Virginia. Mr. Brake brings expertise in marketing, entrepreneurship, innovation, product development, business partnerships, financial services, and executive leadership to the Board of Directors.

Karen Dougherty Buchholz, 51, was appointed as a director of WSFS Financial Corporation on March 1, 2019. Ms. Buchholz is Senior Vice President, Administration, Comcast Corporation, one of the nation’s leading providers of entertainment, information and communications products and services. She previously served as Trustee of Beneficial Bank from 2009 to 2014 and director of Beneficial Bancorp from 2014 to 2019. As an executive of Comcast Corporation, Ms. Buchholz provides the Board of Directors with extensive public company oversight, leadership experience, knowledge of local and national markets, and technology expertise. In addition, Ms. Buchholz is affiliated with several local civic and charitable organizations and offers the Board of Directors significant business and management level experience from a setting outside the financial services industry.

Eleuthère I. du Pont, 52, has been a director of WSFS Financial Corporation since 2013. He was appointed Lead Director in 2016. Since 2008, he has been president of the Longwood Foundation, a private foundation principally supporting charitable organizations. He has also been a director of E.I. du Pont de Nemours and Company since 2006. Since the merger of equals with Dow, he has been an ex-officio member of the DowDuPont Board. In 2007 and 2008, he served as Senior Vice President, Operations and Chief Financial Officer of drugstore.com. Prior to that, Mr. du Pont served as President and Chief Financial Officer of Wawa, Inc., a chain of food markets in the mid-Atlantic region. He received a Bachelor of Science degree in Mechanical Engineering and a Master’s in Business Administration from Stanford University. Mr. du Pont brings significant expertise in corporate governance, accounting, finance, operations, retail, information technology and investment management to the Board of Directors.

Christopher T. Gheysens, 47, has been a director of WSFS Financial Corporation since 2017. Mr. Gheysens is President & Chief Executive Officer of Wawa, Inc. Wawa is a chain of more than 830 convenience stores located in six states and known for their fresh food and beverage and legendary customer service. Wawa is a family and associate-owned, privately held company. Over 30,000 associates serve over 1.6 million customers every day. Mr. Gheysens has served Wawa associates for more than twenty years and previously held the position of Chief Financial and Administrative Officer from January 2007 to December 2011, with responsibility for all financial, legal and human resource functions. Prior to joining Wawa, Mr. Gheysens worked in the audit practice at Deloitte and Touché, LLP in Philadelphia, Pennsylvania. Mr. Gheysens graduated from the Villanova University School of Business with a Bachelor of Science in Accountancy in 1993. He obtained his Master of Business Administration from Saint Joseph’s University and was a Certified Public Accountant in New Jersey. He graduated from Saint Augustine Preparatory School located in Richland, New Jersey. Mr. Gheysens was appointed in 2013 to the Board of Directors for the National Association of Convenience Stores (NACS). He also is the chairperson of the Dean’s Advisory Council for the Villanova School of Business and recently a member of the Economic and Community Advisory Committee for the Federal Reserve Bank of Philadelphia. He joined The Children’s Hospital of Philadelphia Board of Overseers in 2014 and led the formation of their first Corporate Council. He has recently been elected to the Children’s Hospital of Philadelphia’s Board of Trustees. Mr. Gheysens brings finance, auditing, strategic planning, retail operations, local and national market, and executive leadership expertise to the Board of Directors.

Rodger Levenson, 57, was appointed to the Board of Directors and has served as President and Chief Executive Officer of WSFS since January 2019. Prior to assuming this role, he was EVP and Chief Operating Officer from July 2017 to December 31, 2018, EVP and Chief Corporate Development Officer from June 2016 to July 2017, interim EVP and Chief Financial Officer from April 2015 to June 2016, and EVP and Chief Commercial Banking Officer from 2006 to April 2015. From 2003 to 2006, Mr. Levenson was Senior Vice President and Manager at Citizens Bank. He began his career in banking in 1986 at Wells Fargo (via predecessor organization CoreStates Financial) and remained there until 2003 with his last position being Senior Vice President and Managing Director of the Retail and Apparel Banking Group. He received a BBA in Finance from Temple University and a MBA from Drexel University. He has also participated in leadership development and management courses at the University of Pennsylvania Wharton School, Center for Creative Leadership, and Harvard University School of Business. Mr. Levenson brings extensive banking, finance, risk management, mergers and acquisitions, lending, executive management, and local market expertise to the Board of Directors.

Marvin N. Schoenhals, 71, was Chairman of WSFS Financial Corporation and WSFS Bank from 1992-2017 and has been a director of both since 1990. From 1990 to 2007, he also served as President and Chief Executive Officer. Mr. Schoenhals was a director of the Federal Home Loan Bank of Pittsburgh from 1997 to 2007, serving as their Chairman from 2005 to 2007. He was a member of the Brandywine Mutual Fund’s Board of Directors from 1995 to 2006. He served on the Board of Burris Logistics, a privately owned distributer of frozen and dry foods, from 1998 to 2016, including chairman from 2005 to 2015. Mr. Schoenhals is a former trustee and former Chairman of the Delaware Public Policy Institute. He is a former Chairman of the Delaware State Chamber of Commerce and former Chairman of the Sunday Breakfast Mission. Until 2013, Mr. Schoenhals was Chairman of Vision 2015, a Delaware coalition that created a plan to improve Delaware public education. Mr. Schoenhals received the Josiah Marvel Cup Award from the Delaware State Chamber of Commerce, presented annually to honor a Delawarean who has made an outstanding contribution to the state, community and society. In 2004, he was inducted into the Delaware Business Leaders Hall of Fame. Mr. Schoenhals received his undergraduate degree in business administration from the University of Michigan and a Master of Business Administration from the University of Pennsylvania Wharton School of Finance and Commerce. Mr. Schoenhals brings over 40 years of banking experience, finance, risk management, lending and executive management expertise to the Board of Directors.

David G. Turner, 54, has been a director of WSFS Financial Corporation since 2013. Since 2010, Mr. Turner has been Vice President & Partner, Service Line Leader for North America Global Business Services. Previously, David was in the role of Global Industry Leader, Financial Services Big Data, Analytics and Cognitive Industry Platforms in the Global Services Division of IBM. After retiring from Bank of America, in 2009, Mr. Turner founded Sovereign Partners Consulting, LLC working with key major banking clients worldwide focusing on strategy and IT consulting. Mr. Turner joined MBNA in 2003 as Senior Executive Vice President and, in the following year, was promoted to Group Executive to create their Research and Development Department. He served in various capacities with MBNA and its successor, Bank of America, through 2009 including his role as the Information Management Transformation Executive. Prior to that, Mr. Turner was Executive Vice President and President of the Gateway Companies, San Diego, California. Mr. Turner is the former Chairman of the Board of Trustees of Delaware State University, former director of the US Chamber of Commerce and an adjunct professor at several universities. He earned his B.S in Computer Science/Mathematics from Delaware State University, a Master of Sciences in MIS from Fairleigh Dickenson University and is an alumnus of the Dartmouth-Amos Tuck Executive MBA Education Program. Mr. Turner brings significant expertise in banking and financial markets with experience in the areas of product development, marketing, sales, analytics, technology, channels and customer experience.

The Board of Directors recommends a vote FOR each of these nominees.

Other Current Directors and Executive Management

Other Current Directors:

Anat Bird, 67, has been a director of WSFS Financial Corporation since 2010. Her current term expires at the 2021 Annual Meeting of Stockholders. Ms. Bird is President and Chief Executive Officer of SCB Forums, LTD, which she founded in 1994. Her banking background includes being President and CEO of California Community Bancshares; Executive Vice President of Wells Fargo Bank; Group Head and Executive Vice President of Norwest Bank; Senior Executive Vice President, Chief Operating Officer and Board Member of Roosevelt Financial Group; and Managing Director in charge of Strategic Planning, Product Development and Management, the Balance Sheet Advisory Group of Marine Midland Bank. She also founded the Financial Institutions Consulting Group at BDO Seidman. Ms. Bird has taught Financial Markets and Institutions at the University of California at Davis and MBA courses at Temple University. She has spoken at over 400 national and regional forums in banking and other industries. In addition to her contribution as a columnist for the American Banker, she contributes articles to other leading industry publications. She serves on the board of directors for MidFirst Bank in Oklahoma City, Oklahoma. She also has served on the Boards of Sterling Bank (2002-2011), Sun Bancorp, Inc. (2008-2009), First Indiana Bank (2002-2007) and AmTrust Bank (2008-2009). Ms. Bird received a BA in International Relations and an MA in International Relations and Psychology from Hebrew University in Jerusalem. She also received an MBA in Finance from American University and a Diploma in Corporate Strategic Planning from the University of Pennsylvania’s Wharton School of Business. Ms. Bird brings a broad range of banking experience as well as strategic planning, mergers and acquisitions, regulatory, risk, financial, and executive management experience from a national and global perspective to the Board of Directors.

Gerard P. Cuddy, 59, was appointed as a director of WSFS Financial Corporation and Vice Chairman of WSFS Bank on March 1, 2019. His current term expires at the 2020 Annual Meeting of Stockholders. Mr. Cuddy most recently served as President and Chief Executive Officer of Beneficial Bancorp from 2006 to February 2019. From May 2005 to November 2006, Mr. Cuddy was a senior lender at Commerce Bank. From 2002 to 2005, Mr. Cuddy served as a Senior Vice President of Fleet/Bank of America. Before his service with Fleet/Bank of America, Mr. Cuddy held senior management positions with First Union National Bank and Citigroup. He was a trustee of Beneficial Bank from 2006 to February 2019 and director of Beneficial Bancorp since its formation in 2014 through February 2019. Mr. Cuddy’s extensive experience in the local banking industry and involvement in business and civic organizations in our communities affords the Board of Directors valuable insight regarding the business and operation of WSFS Bank. He also brings extensive executive management, financial, regulatory, and mergers and acquisition experience to the Board of Directors.

Jennifer W. Davis, 48, has been a director of WSFS Financial Corporation since 2009. Her current term expires at the 2021 Annual Meeting of Stockholders. Ms. Davis is Executive Vice President and Chief Operating Officer at the University of Virginia. Her portfolio includes the areas of finance, human resources, accounting, treasury, facilities, technology, public safety, and auxiliary services. From 2008 to 2013, she was employed by the University of Delaware as Vice President for Finance and Administration. Previously, Ms. Davis served as Cabinet Secretary-Director of the Office of Management and Budget for the State of Delaware. She also served the State of Delaware as Budget Director, Deputy Secretary of Education and Associate Secretary of Education for policy and administrative services. Ms. Davis earned her undergraduate degree in political science and her Master’s degree in policy analysis from Pennsylvania State University. Ms. Davis brings knowledge of human resources, technology, finance, risk management and executive leadership expertise to the Board of Directors from both a local and national perspective.

Michael J. Donahue, 60, was appointed as a director of WSFS Financial Corporation on March 1, 2019. His current term expires at the 2021 Annual Meeting of Stockholders. Mr. Donahue is a retired partner of KPMG LLP, the global accounting and consulting firm where he held various leadership roles including Group Executive Vice President and Chief Operating Officer of KPMG Consulting (later renamed BearingPoint, NYSE: BE, NASDAQ: KCIN), the $3.6 billion consulting and systems integration firm. Mr. Donahue also served as the managing partner, technology solutions, for the global consulting business and as a member of the Board of Directors of KPMG LLP (US), KPMG Consulting KK (Japan) and as Chairman of the Supervisory Board of KPMG Consulting AG (Germany, Austria and Switzerland). While Chief Operating Officer, Mr. Donahue managed the initial public offering process and led a global expansion program, completing 34 merger and acquisition transactions which added $1.1 billion of annual revenue. He served as a Trustee of Beneficial Bank and director of Beneficial Bancorp since 2015. Mr. Donahue has significant Board experience having served on the board of directors for 17 corporations (12 private, five publicly held). Mr. Donahue’s experience has ranged from large global company boards to emerging growth company boards. In addition to serving on the Board of Directors of Beneficial, Mr. Donahue presently serves as an independent director of two privately-held firms: Mobiquity, a Massachusetts-based mobile technology and services company; and SiteSpect, a web marketing and optimization software business located in Boston. Mr. Donahue provides the Board of Directors with significant technology strategy and information systems experience across a wide range of industries, and experience mergers and acquisitions at a local and national level. In addition, Mr. Donahue offers the Board of Directors significant risk management and public company oversight experience.

Calvert A. Morgan, Jr., 70, has been a director of WSFS Financial Corporation since 2004 and Vice Chairman of WSFS Bank since 2006. His current term expires at the 2019 Annual Meeting of Stockholders, where he will not seek reelection. He is the retired Chairman, President and Chief Executive Officer of PNC Bank, Delaware. Mr. Morgan joined the Bank of Delaware (predecessor of PNC Bank, Delaware) in 1970. He advanced through various management positions and became President and Chief Operating Officer in 1987. He was elected Chief Executive Officer in 1989 and Chairman in 1990. Mr. Morgan also served as a member of the Management Committee of PNC Financial Services Group, Inc. for several years. He is a longtime member of the Delaware Economic and Financial Advisory Council, which provides budgetary advice to the Governor and General Assembly of the State of Delaware. Mr. Morgan also served as Chairman of the Delaware Business Roundtable. He is a former board member and past Chairman of the Delaware Bankers Association and served on the boards of the United Way of Delaware and the Delaware State Chamber of Commerce. He also serves as a director of Chesapeake Utilities Corporation. Mr. Morgan received his undergraduate degree in business administration from the University of Delaware and is a graduate of the National Commercial Lending School at the University of Oklahoma. Mr. Morgan brings over 48 years of banking experience, trust, finance, risk management, lending and executive leadership expertise to the Board of Directors.

Mark A. Turner, 55, is Executive Chairman of WSFS Financial Corporation and WSFS Bank since January 1, 2019. Prior to that, he was President, CEO and Chairman of WSFS. His current term expires at the 2020 Annual Meeting of Stockholders. Mr. Turner was previously both the Chief Operating Officer and the Chief Financial Officer of WSFS. Prior to joining WSFS in 1996, he worked at CoreStates Bank, Meridian Bancorp and at the international professional services firm of KPMG, LLP. Mr. Turner received his MBA from the Wharton School of the University of Pennsylvania, his Master’s Degree in Executive Leadership from the University of Nebraska-Lincoln, and his Bachelor’s Degree in Accounting and Management from LaSalle University. Among other executive leadership programs, Mr. Turner has studied at National Training Labs, Aspen Institute, Gallup University, Toyota University, Center for Creative Leadership, Harvard University, UC Berkeley, Stanford University and Buckley School for Public Speaking. Mr. Turner is also a frequent guest speaker at Wharton’s Executive Education programs. Mr. Turner believes being active in business, civic and community activities is integral to our goals, his growth and our performance. Among many others activities, he has served as: Chairman of the Board of Delaware Business Roundtable (DBRT); a member of the U.S. Federal Reserve Board’s Advisory Council (FAC); Chairman of the Board of Delaware Bankers Association (DBA); a member of Executive Committee of the Board of Delaware State Chamber of Commerce (DSCC); a member of the local Board of Teach For America (TFA), Delaware; and a founding member of Wilmington Leaders Alliance (WLA). Mr. Turner brings substantial industry, regulatory, finance, strategic planning, mergers and acquisition, executive management and governance experience, combined with familiarity with our local markets and the operations and long-term business strategy of the Company to the Board of Directors.

Patrick J. Ward, 63, has been a director of WSFS Financial Corporation since 2016. His current term expires at the 2020 Annual Meeting of Stockholders. Mr. Ward has over 32 years of banking industry experience and currently serves as Executive Vice President, Pennsylvania Market President of WSFS Bank. Previously, he served as Chairman of the Board and Chief Executive Officer of Penn Liberty Bank. He was an Executive Vice President of Citizens Bank of Pennsylvania from January 2003 until January 2004, overseeing and managing specialized industries, including Government Banking, Professional Banking and Not-For-Profit Businesses in the Mid-Atlantic region, as well as the Chairman and President of Citizens Bank in Delaware and a member of the Citizens Financial Group Executive Policy Committee. Prior thereto, Mr. Ward served as President and Chief Executive of Commonwealth Bancorp, Inc., the holding company for Commonwealth Bank, until its acquisition by Citizens Bank in January 2003. He joined Commonwealth in 1992 as Senior Vice President and Chief Financial Officer. Under Mr. Ward’s leadership, Commonwealth Bank grew to $1.8 billion in assets with 61 branches throughout eastern Pennsylvania. Prior to joining Commonwealth, Mr. Ward held a variety of positions at Mellon Bank in Pittsburgh, Pennsylvania, including Vice President and Controller of Mellon Bank’s Wholesale Banking Group and Vice President and Controller of its Retail Banking Group. Mr. Ward is active in the community and serves on the Board of Directors of the Philadelphia Police Athletic League, the Chester County Chamber of Business and Industry, The Foundation for Catholic Education for Southeastern Pennsylvania, and the Board of Trustees for Cabrini College. Mr. Ward is a graduate of Carnegie Mellon University with a Bachelor of Science degree in economics and earned an MBA from the University of Notre Dame. Mr. Ward brings banking, finance, regulatory, mergers and acquisitions, strategic planning and executive management experience combined with strong knowledge of the Pennsylvania Market to the Board of Directors.

Executive Management:

For information regarding Rodger Levenson, Mark A. Turner and Patrick J. Ward, see the preceding table.

Arthur J. Bacci, 59, joined WSFS as Executive Vice President and Chief Wealth Officer in April 2018. Prior to joining WSFS, Mr. Bacci was a Vice President at Principal Financial Group, a diversified global investment management firm, where he most recently served as Head of Principal’s Hong Kong business from 2013 to 2018. He joined Principal in 2002 as chief financial officer of Principal Trust Company (in Delaware). He subsequently was named CEO/President of the trust company and Principal Bank. Mr. Bacci received his BS in Finance from San Jose State and a MBA from Santa Clara University. He has also participated in leadership and management programs at the University of Pennsylvania’s Wharton School.

Lisa Brubaker, 55, has served as Executive Vice President and Chief Technology Officer of WSFS Financial Corporation since May 2018. She joined WSFS in 1986 and has held a variety of leadership roles with increasing responsibilities throughout her WSFS career. Ms. Brubaker serves on the Board of the Brandywine Red Clay Alliance, a watershed conservation organization in Southeastern Pennsylvania and New Castle County, Delaware, and volunteers for the Delaware Nature Society, Girls Inc. of Delaware and the Delaware Humane Association. She is a graduate of the University of Delaware and a current Aresty Scholar at the Wharton School’s Aresty Institute of Executive Education where she is completing a Certificate of Professional Development.

Dominic C. Canuso, C.F.A., 44, joined WSFS in June 2016 as Executive Vice President and Chief Financial Officer. From 2006 to 2016, he was Finance Director at Barclays’ US Credit Card Business, most recently serving as Line of Business CFO. Prior to Barclays, he was at Advanta Bank and Arthur Andersen Consulting. Mr. Canuso earned his Bachelor of Science Degree in Finance and Executive MBA from Villanova University. He is a charter holder and member of the Chartered Financial Analyst (CFA) Institute.

Steve Clark, 61, joined WSFS in 2002 and has served as Executive Vice President and Chief Commercial Banking Officer since May 2016. From 2002 thru 2006, Mr. Clark led and managed the establishment of the Middle Market lending unit, and in 2007 became Division Manager of the Business Banking and Middle Market Divisions. Prior to 2002, he spent 23 years in various commercial banking positions at PNC Bank and its predecessor companies. Mr. Clark received his MBA in Finance from Widener University and his Bachelor of Science Degree in Business Administration (Marketing) from the University of Delaware.

Peggy H. Eddens, 63, has been Executive Vice President, Chief Associate and Customer Experience Officer for WSFS Bank since 2007. From 2003 to 2007 she was Senior Vice President for Human Resources and Development for NexTier Bank in Butler, PA. Prior to that, she held several leadership positions with Mellon Bank and Citizens Bank. Mrs. Eddens received a Bachelor of Science in Business Administration from Robert Morris University and a Master of Science in Human Resource Management from LaRoche College.

Paul S. Greenplate, 60, has been Executive Vice President and Chief Risk Officer since April 2017. Mr. Greenplate joined WSFS in 1999 and prior to his leadership role in the Risk Division, he served as Senior Vice President and Treasurer. As Chief Risk Officer, Mr. Greenplate oversees all independent Risk Management functions including, Credit Risk Management, Real Estate Services, Asset Recovery, Enterprise Risk Management, Legal, Internal Audit, Loan Review and Regulatory Compliance. Mr. Greenplate graduated from the University of Delaware with a Bachelor of Science in Economics.

Richard M. Wright, 66, has been Executive Vice President and Chief Retail Banking Officer for WSFS Bank since 2006. From 2003 to 2006 Mr. Wright was Executive Vice President, Retail Banking and Marketing for DNB First in Downingtown, PA. Mr. Wright received a Bachelor of Arts in Marketing and Economics from California State University, Fullerton and a Master’s in Business Administration from the University of Southern California.

Thomas Stevenson, 65, has served as President of the Company’s Cash Connect Division since 2003. Mr. Stevenson joined WSFS in 1996 as Executive Vice President and Chief Technology Officer. Prior to joining WSFS, Mr. Stevenson was the Manager of Quality Assurance at Electronic Payment Services. Mr. Stevenson attended Wayne State University and the Banking and Financial Services program at the University of Michigan’s Graduate School of Business Administration.

CORPORATE GOVERNANCE

This year, for the seventh year in a row, our Board of Directors addressed stockholders through their letter, “A View from the Boardroom”, included in our annual report and available on our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Download Library” on the right side of our web page, then click on “2018 Annual Report”). This letter provides additional insight on corporate governance and key philosophies that guide the Board of Directors’ oversight of the Company.

Board Principles and Guidelines

In addition to directives laid out through the various committee charters, the Board of Directors has adopted a set of principles and guidelines, which guide the actions and direction of the Board of Directors. The Corporate Governance and Nominating Committee reviews these principles and guidelines at least annually, and all changes must be approved by a majority vote from the Board. A full copy of the Board Principles and Guidelines are available on the Company’s website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

Board of Directors’ Mission

The Board of Directors is committed to being a high-performance board and to providing oversight and accountability for management. The Board of Directors recognizes it must exercise its fiduciary duty to act in the best interest of WSFS and all of its stockholders while also recognizing its responsibilities to the Company’s regulators. The Board of Directors also recognizes its responsibilities to the customers and Associates of WSFS, as well as the communities in which it operates.

The Board of Directors is responsible for working with management to establish the strategic priorities of the Company. Within the current strategic priorities, the Board of Directors must establish the appropriate “tone at the top” regarding the Company’s core principles:

•                  Operating with the highest ethical values;

•                  Focusing on performance over the long term;

•                  Maintaining a culture that encourages actively engaged Associates;

•                  The truth of the brand, “We Stand For Service;” and;

•                  Earning the right to remain independent.

Annually, the Board of Directors conducts a self-evaluation to assess the performance of the Board of Directors, evaluating the members of the Board of Directors collectively and individually. In most years, this is a self-directed process; however, every third year, the Board engages a third-party consultant to conduct the evaluation, which provides an outside global perspective and insights on the performance and functioning of the Board of Directors. This third-party evaluation occurred in 2018 as part of the every third year cycle.

The Board’s primary responsibilities are to:

•                  Select, employ, motivate, set compensation for, and regularly evaluate a highly qualified President and Chief Executive Officer when appropriate;

•                  In conjunction with Management; and, as appropriate, help set sound strategic direction and hold the company accountable to that;

•                  Ensure that an effective internal control system is established and maintained and oversee senior management’s implementation of such system;

•                  Establish appropriate policies for WSFS’ safe and sound management, including regulatory compliance and risk identification and management;

•                  Review regularly the effectiveness of the Board corporate governance structure and the performance of the Board;

•                  Assure that governance and performance of WSFS are appropriately transparent to its Associates, stockholders, regulators and customers;

•                  Recognize and honor the need for confidentiality in all aspects of Board deliberations; and

•                  Encourage dialogue and even disagreement, while ultimately respecting the opinions and perspective of each person and the decision and decision-making process of the full Board.

Our Director Nomination and Selection Process

We believe it is important to have a strong Board of Directors comprised of a majority of independent directors that is accountable to our stockholders. The Corporate Governance and Nominating Committee has the responsibility for identifying qualified individuals as candidates for membership on the Board of Directors. The Corporate Governance and Nominating Committee considers the Board’s current makeup to assure director candidates possess a wide range of leadership accomplishments; skills, knowledge and experience sought by the Board; cultural fit and diversity. The Board of Directors believes directors should be knowledgeable about the business activities and market areas in which we and our subsidiaries engage. A candidate’s breadth of knowledge and experience should also enable that person to make a meaningful contribution to the governance of a complex, multi-billion dollar financial institution. The Board aims to establish diverse perspectives, experiences, and backgrounds, such as geographic, age, gender, race and ethnicity in all decisions. The Board evaluates candidates who achieved prominence in their fields and ideally possess strong management experience.

We believe that one of the most important responsibilities of a well-functioning board of directors is to ensure that it actively plans for and accomplishes its own succession, and the Board actively participates in the succession planning process by reviewing the board structure and board needs annually or more as the need arises so that we continue to build a diverse Board with expertise and talents that will continue to contribute to the success of WSFS.

The Corporate Governance and Nominating Committee solicits recommendations from our officers and directors, and also considers and evaluates any candidates recommended by our stockholders. The candidates are then evaluated against the anticipated skillsets needed on the Board of Directors.

In the past, it had not been our practice to pay fees to any third party to identify potential director nominees. However, due to our growth in size and sophistication, beginning in 2018, we engaged a third party firm to assist in identifying future nominees. In addition, we use a consultant to assist with evaluating, interviewing and performing reference checks on potential nominees to the Board of Directors. Our consultant receives compensation for this service depending on the parameters of the research and the number of nominees to be included.

Stockholder Nominations and Stockholder Proposals

To be considered in the Corporate Governance and Nominating Committee’s selection of nominees for the Board of Directors for the 2020 Annual Meeting of Stockholders, recommendations or other proposals requested by stockholders must be received by us in writing no earlier than November 29, 2019 and no later than December 29, 2019.

As required by our Bylaws, a recommendation for nomination must provide the following information for each person the stockholder proposes to recommend as a nominee to the Board: (1) the name and age of such person; (2) any information required to be disclosed in solicitations of proxies with respect to nominees for election of directors by Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and related rules and regulations (including the written consent of the person proposed as a director nominee); (3) a description of all direct and indirect compensation, economic interests and other material monetary arrangements during the past three years, and any other material relationships, between or among such stockholder and each recommended nominee, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination were the “registrant” for purposes of such rule and the recommended nominee were a director or executive officer of such registrant; (4) a description of all relationships between the proposed nominee and the recommending stockholder, and of any agreements, arrangements and understandings between the recommending stockholder and the recommended nominee regarding the nomination; and (5) a description of all relationships between the recommended nominee and any of the Company’s competitors, customers, suppliers, labor unions and any other persons with special interests regarding the Company.

For any proposals other than a recommendation for director nomination, our Bylaws require such proposal include: (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business, (ii) a description of all contracts, arrangements, understandings and relationships between such stockholder and beneficial owner, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the proposal and (iii) the text of the proposal (including the text of any resolutions proposed for consideration).

In addition, our Bylaws require such a recommendation for nomination or proposal to provide specified information with respect to the stockholder recommending a nominee, as well as the beneficial owner, if any, on whose behalf the recommendation for nomination is made. Such information includes, among other things: (1) the name, address and telephone number of such stockholder, and the name, address and telephone number of such beneficial owner; (2)(A) the class or series and number of shares of the Company owned of record by such stockholder and beneficially by such beneficial owner and the time period such shares have been held, (B) any derivative instruments with respect to Company shares owned by such stockholder or beneficial owner, (C) any proxy or similar arrangement pursuant to which such stockholder or beneficial owner has a right to vote any shares of any security of the Company or has granted any such right to any person or persons, (D) any short interest in any security of the Company, and (E) any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and related rules and regulations. Such notice must also contain certain representations by the stockholder and beneficial owner, as well as certain other information as provided in the Bylaws.

For additional details regarding the requirements with respect to such notices, please see our Amended and Restated Bylaws, which were filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 21, 2014.

Director Independence

Consistent with Nasdaq director independence listing standards, our Board of Directors carefully evaluates any circumstances, transactions or relationships that we believe could have an impact on whether or not the members of our Board of Directors are independent of us and our subsidiaries, including WSFS Bank, and are able to conduct their duties and responsibilities as directors without any personal interests that would interfere or conflict with those duties and responsibilities.

The Board of Directors has determined that other than Mr. Levenson, Mr. Schoenhals, Mr. Mark A. Turner, and Mr. Ward, all of our current directors are independent under Nasdaq’s director independence listing standards. Mr. Schoenhals is not an independent director because he was one of our executives until November 2009 and was compensated as a consultant until November 2011. Mr. Mark A. Turner is not an independent director because he was one of our executives until December 2018. Mr. Levenson and Mr. Ward are not considered independent because they are executive officers of the Company.

Executive Sessions

Our independent directors have the opportunity to meet in executive session at each Board committee meeting and each Board of Directors meeting without non-independent directors or management present. These sessions are presided over by the Lead Independent Director and include discussions about CEO performance, compensation for non-independent directors, and other relevant Board/Committee matters. In addition, at least twice per year, independent directors have regularly scheduled meetings at which only independent directors are present and all independent directors are able to request additional independent directors’ sessions or meetings throughout the year.

Director Service on Other Boards

Directors shall not serve on the boards of other public companies if the service impedes the director’s ability to effectively serve on WSFS’ Board or creates any potential material conflicts. Directors need written approval from the Board before serving on the boards of other public companies. Including the WSFS Board, no director may serve on the boards of more than three public companies or no more than two public companies for a Board member who is also the CEO. Any such service shall be subject to any required regulatory approval or waivers.

Board of Directors Leadership Structure

The leadership of our Board of Directors is comprised of: (i) our Executive Chairman, (ii) our Lead Independent Director, and (iii) Committee Chairs. The Board determines whether the Chairman and Chief Executive Officer roles will be held by the same person based on what is in the best interests of the Company and its stockholders at a given point in time, the leadership qualities and experience of the individual, and the composition of the Board. The Board also recognizes the need for strong independent perspectives. Therefore, when the Chairman and CEO roles are combined, the Board requires that the appointment of the Lead Independent Director be approved by a majority vote from all independent directors. The Board reviews its leadership structure annually.

Effective December 31, 2018, Mark A. Turner resigned as President and Chief Executive Officer. Effective January 1, 2019, in recognition of Mr. Turner’s extensive expertise and contributions to WSFS and to the communities WSFS serves, the Board established the position of Executive Chairman of the Board of Directors and elected Mr. Turner as Executive Chairman, in addition to his ongoing role as Chairman of the Board of Directors. Also, effective January 1, 2019, Eleuthère I. du Pont was reappointed to his role as Lead Independent Director, and Rodger Levenson was promoted to President and Chief Executive Officer and concurrently was elected to join the Board of Directors. The transition of our President and CEO from Mr. Turner to Mr. Levenson was the result of a thoughtful, disciplined and well-executed succession plan executed over the past five years. During this time, the Board and Mr. Turner actively developed Mr. Levenson to assume CEO responsibilities, including providing opportunities to serve as Chief Commercial Banking Officer, Chief Corporate Development Officer, interim Chief Financial Officer, and most recently, Chief Operating Officer. As Chief Operating Officer, Mr. Levenson oversaw our executive leadership team.

Mark A. Turner was elected Executive Chairman effective January 1, 2019 and has been our Chairman since August 2017. Mr. Turner served as our President and Chief Executive Officer from 2007 to 2018. He was elected to the newly established position of Executive Chairman because of his unique experience and knowledge of WSFS and local markets, leadership qualities, business acumen and standing in the community. The responsibilities of the Executive Chairman include: representing WSFS, along with members of management, in interactions with Associates, Customers, prospects, regulators, government officials, and industry leaders and groups; continuing to promote and enhance WSFS’ culture and reputation; participating in business development activities; helping to prospect, assess, and implement acquisitions, joint ventures, and other opportunities to advance WSFS’ strategic objectives; providing advice, counsel and support as needed to assure a smooth transition to the new President and CEO; and undertaking such additional duties as may be assigned by the Board of Directors.

Additional responsibilities of the Chairman include:

•                  Provide advice and counsel to executive management;

•                  Keep abreast of the activities of the Company and its management and assist with business development;

•                  Participate in other Committees of the Board in an advisory manner as determined by the Board;

•                  Recommend the appointment of Committee Chairs and Committee members of the Board after consultation with Directors, management and the Governance Committee;

•                  Ensure rotation on Committee assignments, especially Chairs;

•                  Determine the date, time and location as well as develop the agenda of the Annual Meeting of Stockholders

•                  Chair meetings of Stockholders;

•                  Community relations/representation; and

•                  Take an active role communicating with stockholders on board level matters.

Rodger Levenson was appointed President and CEO effective January 2019. He is uniquely qualified to serve as President and CEO due to his extensive banking experience in the Greater Delaware Valley and his twelve years as a member of WSFS’ executive leadership team, most recently serving as Chief Operating Officer.

The responsibilities of the President and CEO include:

•                  Having general power over the strategic planning, management and oversight of the administration and operation of the Company’s business, and general supervisory power and authority over its policies and affairs;

•                  Ensuring all orders and resolutions of the Board of Directors and any committee are carried into effect; and

•                  With the Lead Director, helping to set Board of Directors agendas and providing input for committee meeting agendas.

Eleuthère I. du Pont has been our Lead Director since August 2016. He is an independent director and has been designated by our Board of Directors to lead the Board of Directors in fulfilling its duties effectively, efficiently and independently of management.

The responsibilities of the Lead Director include:

•                  Preside at meetings of the Board at which the Chairman is not present, including executive sessions;

•                  Serve as a liaison between the Chairman and the independent directors;

•                  Ensure that independent directors have adequate opportunities to meet to discuss issues without management present and provide feedback to management;

•                  Exercise authority to call meetings of the independent directors;

•                  Provide input to the CEO and Chair on preparation of agendas for Board and Committee meetings;

•                  Approve meeting agendas and preview information to be provided to the Board

•                  Ensure delegated committee functions are carried out and reported to the Board, including CEO performance assessment, CEO and Board succession planning, and strategic planning;

•                  Regularly assess the effectiveness of the Board and its Committees, including oversight of the annual Board self-evaluation process

•                  Review Board minutes for accuracy; and

•                  Be available, as requested, for consultation and/or direct communication with major stockholders.

Our Executive Chairman and Lead Director are jointly responsible for certain important Board functions as follows:

•                  Act as a liaison between management and the Board;

•                  Ensure the Board works as a cohesive team and help to resolve any conflicts;

•                  Ensure the Board has adequate resources, especially by way of full, timely and relevant information to support its decision-making;

•                  Ensure Board members receive continuing education both from within the Company and from outside sources;

•                  Ensure new Directors receive adequate orientation about their roles and responsibilities, the Company’s organization, business and the industry;

•                  Meet with Board members to determine their continued commitment to the Board and interest in continuing to serve on the Board;

•                  Ensure a process is in place to monitor legislation and best practices which relate to the responsibilities of the Board;

•                  Encourage Board members to refer new business opportunities to the Company;

•                  Recommend to the Board and Board Committees the retention of advisers and consultants who report directly to the Board; and

•                  Ensure that Committee members have appropriate input to the proxy statement relating to their Committees.

Our Committee Chairs, as governed by their individual Committee charters, are responsible for the development, management, effective performance of their individual Committees, and to provide leadership to the Board of Directors regarding all aspects related to their Committee’s work.

Each Director has certain responsibilities, which include:

•                  Have basic knowledge of the banking industry, financial regulatory system, and laws and regulations that govern the Company’s operation;

•                  Have a background, knowledge, and experience in business or another discipline to facilitate Company oversight;

•                  Be willing and able to exercise independent judgment and provide credible challenge to management’s decisions and recommendations;

•                  Accept fiduciary duties and obligations, including a firm commitment to put the Company’s interests ahead of personal interests and to avoid conflicts of interest;

•                  Have a firm commitment to regularly attend and be prepared for board and committee meetings;

•                  Have knowledge of the communities that the Company serves; and

•                  Assist, as appropriate, with the development of new business.

Board Size

As a result of the merger with Beneficial and upon expiration of Mr. Morgan’s term at the Annual Meeting, the WSFS Board will increase to 13 members. After a thorough review of the correlation between the size of a board of directors and its effectiveness, the Board of Directors concluded that relatively smaller boards (while still of ample size and diversity) are generally more effective than relatively larger boards. The Board also believes that a relatively smaller board of directors sets the organizational tone for a lower internal cost structure in an industry that is continuously challenged by growing cost burdens and significant pricing competition, and fits with one of our key strategic advantages, namely, faster, and more entrepreneurial decision-making.Therefore, it is the Board’s intention to reduce its size to 10 or 11 members over the next three years.

Term Limits

The Board does not believe in setting term limits for directors because directors who still meet the qualifications for Board membership and still possess industry knowledge and expertise are valuable to WSFS and the Board. Each Board member understands that the rest of the Board will actively consider his or her reappointment at the end of his or her current term. Through this performance based process, the Board will ensure it retains active, independent, and knowledgeable directors who retain a collegial perspective. In addition, directors will be assessed annually to ensure they still meet the qualifications for Board membership.

Board Refreshment Philosophy

WSFS has no mandatory age or tenure limits for Board members. Instead, each year we actively evaluate the efficacy of the entire Board and individual members. The goal is the continual refreshment of the Board and a rough balancing of shorter-tenured members (approximately less than 6 years, or two, 3-year terms), longer-tenured members (approximately more than 12 years), and medium-tenured members (in between approximate 6 and 12 years). In all cases, individual Directors are evaluated on their fit to strategy and culture, preparation, professionalism, and the likely ability to complement the rest of the Directorate and make meaningful contributions to the Board for the next cycle. As a result, Directors of any tenure may volunteer or can be asked to retire, not stand for re-election, or even relinquish their seats early to serve the greater needs of the Board and the Company.

Diversity

The Board of Directors takes a broad and thoughtful view of diversity. The Board believes that it must understand the diversity of the Bank’s Associates, customers and the communities served. Gender and ethnic diversity is important, and the Board also recognizes the value of diversity in background, education, culture and experience, among other traits. The Board strives to achieve diversity among its members that mirrors our current marketplace and our desired markets. Where representation of all diversity is not practical within the Board, the Board believes it must ensure that it adequately represents and taps into the opinions of all constituencies served. As we have become a larger organization with broader reach, this naturally includes better reflecting U.S. society as a whole. Over the last generation, we have intentionally made strides to include on our Board a representation of different genders, generations, geographies, races, faiths, socio-economic backgrounds, career experiences, individual talents, and our own Board tenures. This intentional reflection of our constituencies and refreshment of our Board is necessarily an ongoing process of a growing and changing organization. Our Corporate Governance and Nominating Committee implements this philosophy as part of its nomination process and assesses its implementation during both the nomination process and as part of the Corporate Governance and Nominating Committee’s self-assessment process. As implied, our new members recently added, combined with the planned reduction in some longer-tenured members over the next 3 years, will provide a natural path for an increase in our Board diversity, and we intend on taking advantage of this path.

Board Skills, Knowledge, and Experience

The Board began a multi-year renewal process in 2011, and we engaged a third party firm in 2018 to assist in identifying future Board candidates and to help build a more diverse Board with the appropriate expertise and talents that will continue to contribute to the success of WSFS. The matrix on the following page summarizes the tenure and select key skills, knowledge, and experience of the Board’s existing members. We believe these are the appropriate areas to measure because they align with our business model and our strategic plan. We combine a strong local presence in our core geographic markets with national capabilities and global reach. Our growth strategy includes both organic and acquisition growth, and improving our overall customer experience through innovation and leveraging new technologies.

	Tenure	Banking/
	on	Financial
	Board	Services	Executive	Finance &	Regulatory/		Local	National/
Director	(Years)	Industry	Leadership	Accounting	Risk Mgmt.	Technology	Market	Global	M&A
Anat Bird	9	✓	✓	✓	✓			✓	✓
Karen D. Buchholz	1		✓			✓	✓	✓
Gerard P. Cuddy	1	✓	✓	✓	✓		✓		✓
Francis “Ben” Brake	5	✓	✓			✓	✓	✓
Jennifer W. Davis	10		✓	✓	✓	✓	✓	✓
Michael J. Donahue	1		✓		✓	✓	✓	✓	✓
Eleuthère I. du Pont	6		✓	✓		✓	✓
Christopher T. Gheysens	2		✓	✓			✓	✓
Rodger Levenson	1	✓	✓	✓	✓		✓		✓
Marvin N. Schoenhals	27	✓	✓	✓	✓		✓		✓
David G. Turner	6	✓	✓			✓	✓	✓
Mark A. Turner	12	✓	✓	✓	✓		✓		✓
Patrick J. Ward	3	✓	✓	✓	✓		✓		✓

Onboarding and Continuing Education

Upon election onto the Board, all new directors are required to participate in a comprehensive orientation program aimed at familiarizing new directors with WSFS’ industry, strategic plans, significant risk management issues, director compliance issues and financial standing. New directors will be assigned a board mentor to assist them with acclimating to WSFS. Further, each director is strongly encouraged to participate in continuing education throughout their tenure as a director. Executive management may prepare educational programs for directors on relevant WSFS matters during Board meetings and other briefings. Additional educational programs for committee members are undertaken as necessary.

Board of Directors Role in Risk Oversight

The Board of Directors is responsible for the oversight of the management of our risk exposures to help ensure that the Company is operating within the Board approved risk appetites. The Board of Directors is actively involved in the Strategic Planning process and oversight of our Enterprise Risk Management (“ERM”) function. Comprehensive discussions regarding our appetite for risk and our risk exposures are held with the Board of Directors and Executive Management. As a result of this involvement, the Board of Directors has concluded that the risk implicit in our strategic plan is appropriate and that expected risks are commensurate with the expected rewards. The Board of Directors oversees and reviews management’s implementation of systems to manage these risks. The risk management system is designed to inform the Board of Directors of material risks and create an appropriate enterprise-wide culture of risk awareness. The Board of Directors periodically receives reports and other information on areas of material risk to the Company, including credit, liquidity, market/interest rate, compliance, operational, technology, cybersecurity, strategic, financial and reputational risks, and these reports enable the Board of Directors to understand the risk identification, risk management and risk mitigation strategies employed by Management and the ERM function.

The ERM function assists management by establishing a unified and strategic approach to identifying and managing current and future risks. ERM helps monitor, measure, manage and report these risks while continually evaluating our risk/reward dynamic.

The ERM activities include:

•                  Conduct an Enterprise Risk Assessment Summary (RAS) in accordance with the Office of the Comptroller of the Currency’s RAS matrix and industry best practices and update the RAS three times per year;

•                  Establish Board-approved risk appetite statements and key risk indicators by major risk area;

•                  Monitor risk metrics (Key Risk Indicators or KRI’s) and report to Executive Management and the Board of Directors three times per year;

•                  Oversee model risk management;

•                  Ensure that stress testing and contingency planning on critical business risks are performed;

•                  Key involvement with significant new products, services or activities, as well as conduct resolution and “lessons learned” on major risk events, as needed; and

•                  Continual learning on emerging risks and risk management best practices.

Each committee of the Board of Directors has a role in risk oversight as described in greater detail below in the description of each committee’s role and responsibilities.

The Audit Committee is responsible for, among other things, the following:

•                  Review, with management, the quarterly and annual financial statements including major issues regarding accounting and auditing principles and practices;

•                  Review analyses prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•                  Periodically review, with management, our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•                  Monitor the independence of the public accounting firm;

•                  Ensure Audit Committee members have unrestricted access to the independent accountants (without management present) to review and discuss financial or other matters;

•                  Review and approve the audit plan of the independent accountants and our internal audit department;

•                  Evaluate the effectiveness of both the internal and external audit effort through regular meetings with each respective group;

•                  Determine that no management restrictions are being placed upon either the internal or external auditors;

•                  Review the adequacy of internal controls and management’s handling of identified Sarbanes-Oxley material weaknesses and other control deficiencies in the internal controls over financial reporting, and compliance with laws and regulations;

•                  Review reports issued by outside consultants regarding internal control;

•                  Review quarterly reports issued by our internal Loan Review Department including reports issued by outside consultants regarding quality control reviews of the internal Loan Review Department;

•                  Review periodic written reports regarding regulatory compliance and in-house counsel activities;Review all regulatory reports, including examination reports and SEC comment letters and monitor management’s response;

•                  Review and approve the Information Data Security Policy and the Allowance for Loan and Lease Policy, annually;

•                  Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters, including procedures for the confidential, anonymous submission by Associates of concerns regarding questionable accounting, internal control or auditing matters;

•                  Ensure that members of the Audit Committee have the expertise required by regulation; and

•                  Ensure that the Audit Committee has the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.

The Chair of the Audit Committee provides reports to the Board of Directors on these items, as needed. In addition, senior managers from each of our risk areas provide reports, as needed, to the Board of Directors. These areas include Investments, Accounting, Auditing, Credit, Human Capital Management, Operations and Technology, Trust and Wealth Management and Retail Operations.

The Personnel and Compensation Committee oversees the executive compensation programs, and reviews and approves an annual report on executive compensation and Associate incentive compensation plans prepared by our risk officers. The purpose of this review is to: (1) determine that executive officer compensation plans do not encourage those executive officers to take actions that pose an unnecessary and excessive risk that would threaten our value, and (2) determine that Associate incentive compensation plans do not unnecessarily expose us to risks or encourage the manipulation of reported earnings to enhance the compensation of Associates. The Personnel and Compensation Committee is also responsible for overseeing management’s implementation of compensation programs that comply with applicable regulatory guidance and requirements. During 2019, the Personnel and Compensation Committee reviewed these reports prepared by our risk officers and determined that our compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Committees of the Board of Directors

The Board has established three core committees: the Corporate Governance and Nominating Committee, the Audit Committee, and the Personnel & Compensation Committee. In addition, WSFS has established an Executive Committee, a Corporate Development Committee and, as to WSFS Bank only, a Trust Committee and a Trust Audit Committee. Further, in November 2018, due to the announcement of the Beneficial merger and our concurrent delivery transformation strategy, WSFS established the Integration and Delivery Transformation Committee, a sub-committee of the Corporate Development Committee. The Audit Committee, Personnel & Compensation Committee and the Corporate Governance and Nominating Committee must be comprised solely of independent directors. All committees of the Board should have a majority of independent directors. The Board has the authority to establish or eliminate existing committees, and the committee structure shall be reviewed annually by the Corporate Governance and Nominating Committee. Each committee of the Board shall have the authority and responsibilities set forth in WSFS’ Bylaws, the Board resolutions, and any applicable charter. Each committee has a written charter that sets forth the purposes and responsibilities of the committee as well as qualifications for committee membership. All committees must be comprised of at least three directors, and directors may serve on more than one committee. All committees must give regular reports to the Board with details of their activities.

The Corporate Governance and Nominating Committee makes recommendations to the Board for appointments to the Board committees. The Board makes a final appointment after a majority decision is reached. The Board also designates the Chair and alternate standing committee members. Generally, independent directors should serve on a balanced number of committees. All directors should rotate and serve on all committees (except that non-independent directors may not sit on the Corporate Governance and Nominating Committee, the Audit Committee, and the Personnel & Compensation Committee), including at least one to two years on Executive Committee. However, the Corporate Governance and Nominating Committee may rotate standing committee members periodically to expand upon a director’s experience and interests or to further a committee’s continuity and needs. Committee members should serve no more than seven consecutive years on a particular committee.

Each Board Committee elects its Chair, in a process overseen by the Corporate Governance and Nominating Committee. Committee Chairs are responsible for leading committee meetings and reporting all relevant activities to the Board. Committee Chairs determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter and develop the agenda for each committee meeting. Committee Chairs should serve for no more than six years. Each Committee, in concert with the Chair and Lead Independent Director, should plan for Chair rotation and replacement several years in advance in order to groom successors. Committee Chairs should be included in deliberations regarding proposed new and concluding committee members and in planning for future Chairs.

The following chart shows the current committee membership and the number of meetings each committee held in 2018. Ms. Buchholz, Mr. Cuddy, and Mr. Donahue joined the Board effective March 1, 2019, and will be assigned committee membership prior to the 2019 Annual Meeting of Stockholders scheduled for April 25, 2019.

Corporate
Governance
		and		Personnel and			Corporate
	Executive	Nominating	Audit	Compensation	Trust	Trust Audit	Development
Director	Committee	Committee	Committee	Committee	Committee(1)	Committee(1)	Committee
Anat Bird	✓				✓		✓
Francis “Ben” Brake			✓	✓	C	✓	C
Jennifer W. Davis		✓		✓
Eleuthère I. du Pont	✓	C	✓			✓	✓
Christopher T. Gheysens			C	✓		C	✓
Rodger Levenson	✓						✓
Calvert A. Morgan, Jr		✓	✓	✓		✓
Marvin N. Schoenhals(2)	✓						✓
David G. Turner		✓	✓	C		✓
Mark A. Turner(2)	C				✓		✓
Patrick J. Ward(2)	✓				✓		✓
Number of meetings in 2018	27	4	10	6	6	4	4

C= Chair

(1) The Trust Committee and Trust Audit Committee are committees of the Bank Board.

(2) During 2018, Mr. Schoenhals, Mr. Mark A. Turner and Mr. Ward routinely attended Corporate Governance and Nominating, Audit, Trust Audit, and Personnel and Compensation Committee meetings at the discretion and invitation of the Committee Chairs for the purpose of providing their institutional knowledge and insight. They did not attend executive sessions or discussions that are personally sensitive to themselves, and do not have voting rights. Mr. Levenson joined the Board of Directors effective January 1, 2019.

Executive Committee

The Executive Committee meets as frequently as is necessary and exercises the powers of the Board of Directors between its meetings. Its primary activities have been to review loan applications needing the approval of the Board of Directors, to review summary credit quality reports, and to review and approve for submission to the Board of Directors for its approval the majority of all policies.

Another important role of the Executive Committee is to review and approve any transactions with insiders. Under our written policy, the Executive Committee reviews and approves all insider loans or lending relationships. Any loan granted to an insider in excess of $500,000 requires pre-approval by the Board of Directors, with the interested party (if a director) abstaining from participating directly or indirectly in the voting. All loans granted to insiders, regardless of the amount, are reported to the Board of Directors.

Corporate Governance and Nominating Committee

Each member of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market. A copy of the Corporate Governance and Nominating Committee Charter as well as our other corporate governance documents can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The Corporate Governance and Nominating Committee’s role and responsibilities include the following:

•                  Review and assess at least annually the adequacy of the Company’s corporate governance, review and consider “best governance practices” to incorporate into its “Board Principles and Guidelines,” and recommend any proposed changes to the Board;

•                  Seek, identify and interview individuals qualified to become board members for recommendation to the Board;

•                  Recommend competencies, skills and experiences desired for new directors and define the job description and expectations for directors, subject to Board approval;

•                  Evaluate candidates for nomination to the Board, including any nominees duly proposed by the Company’s stockholders and qualified to stand for nomination. Such evaluation includes personal interviews and a thorough review of a candidate’s background, experience and credentials;

•                  Recommend approved director candidates to the Board;

•                  Assist the Board in developing succession plans for the CEO and evaluate potential successors;

•                  Recommend Committee-approved CEO candidates to the Board;

•                  Retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors;

•                  Oversee the proper training and orientation of new directors and continuing education of all directors as appropriate;

•                  Oversee the election of committee chairs;

•                  In conjunction with Committee Chairs, recommend to the Board, director assignments, including committee rotations, to Board committees;

•                  Review any proposed changes to Board, Chairman, and Lead Director compensation; and, upon Committee approval, propose any potential changes to the Board of Directors for its review and approval;

•                  Biennially assess and review any recommended changes to Board, Chairman, and Lead Director compensation; and, upon Committee approval, propose any potential changes in the form or amount to the Board of Directors for its review and approval;

•                  Annually review and recommend any changes to Board stock ownership and retention guidelines;

•                  Annually review compliance of stock ownership guidelines by Executives and Directors;

•                  Annually review its own performance and annually propose a methodology for assessing the performance of other committees and the entire Board. Such assessments shall be discussed with the full Board annually;

•                  Make regular reports to the Board; and

•                  Review and reassess the adequacy of the Committee Charter and recommend any proposed changes to the Board for approval.

Audit Committee

Each member of the Audit Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market and also meets the independence criteria set forth in Rule 10A-3 under the Exchange Act. Christopher T. Gheysens meets the SEC’s definition of a financial expert for the Audit Committee. For bank regulatory purposes, Calvert A. Morgan is also considered a banking and financial expert. A copy of the Audit Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About Us” and click on “Download Library” and under “Category” click on “Corporate Governance”).

The Audit Committee’s role and responsibilities include the following:

•                  Oversee the audit program and reviews our consolidated financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect our financial statements;

•                  Review examination reports from federal regulatory agencies as well as reports from internal auditors and from the independent registered public accounting firm;

•                  Meet quarterly with the head of the Internal Loan Review Department to review assessments of loan risk ratings and credit administration, as well as the head of the Internal Audit Department, the head of the Compliance Department, and representatives of the independent registered public accounting firm, with and without representatives of management present, to review accounting and auditing matters, and to review financial statements prior to their public release;

•                  Provide oversight to our regulatory compliance activities and our compliance officer who reports directly to the executive in charge of risk;

•                  Review reports of significant litigation matters;

•                  Review the annual risk assessment and other reports (such as Suspicious Activity Reports, Associate Hotline Reports) issued regarding our risk management activities;

•                  Meet annually to review our internal control risk analysis and associated internal audit plan;

•                  Review the process for the selection of the Company’s lead external audit partner pursuant to the rotation policy (five years) that involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion with the full Audit Committee and with members of management; and

•                  Approve the selection of the independent registered public accounting firm and recommend their appointment to the full Board of Directors.

The members of our Audit Committee also serve as members of the Bank’s Trust Audit Committee, which provides oversight of the financial accounting and internal control aspects of our Trust and Wealth management initiatives. The Trust Audit Committee met four times during 2018.

It is the policy of the Audit Committee to approve all audit and non-audit services prior to the engagement of the independent registered public accounting firm to perform any service, subject to the following operating procedures: Each year in connection with the execution of the audit engagement letter, the Audit Committee pre-approves a retainer for additional services that are either audit or audit-related in nature. These additional services may not exceed 5% of the annual audit fee amount. For any additional audit or audit-related services to be provided by the independent registered public accounting firm that were not pre-approved in accordance with this procedure, and for which the fees are expected to not exceed 10% of the annual audit fee, the Chair of the Audit Committee can provide pre-approval of the services. For any additional services where the fees are expected to exceed 10% of the annual audit fee, the pre-approval of the entire Audit Committee is required. In addition, a retainer for tax consulting services is pre-approved by the Audit Committee. Any tax consulting services exceeding the retainer amount are approved in accordance with the above procedure. All fees paid to the independent registered public accounting firm are reported to the Audit Committee in a timely manner.

In connection with the audit of the 2018 financial statements, we entered into engagement letters with KPMG LLP that set the terms by which KPMG LLP performed services for us.

All of the services listed below for 2018 were approved by the Audit Committee prior to the service being rendered as described in the operating procedures above. The Audit Committee has determined that the non-audit services performed during 2018 were compatible with maintaining the independent registered public accounting firm’s independence.

Audit Fees. The aggregate fees earned by KPMG LLP for professional services rendered for the audit of our consolidated financial statements included in our annual report on Form 10-K and for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2018 and 2017 were $1,114,047 and $1,020,825 respectively.

Audit Related Fees. The aggregate fees earned by KPMG LLP for audits of the subsidiaries’ financial statements, due diligence activities on proposed transactions, and research and consultation on financial accounting and reporting matters for the years ended December 31, 2018 and 2017 were $30,462 and $30,413, respectively.

Tax Fees. The aggregate fees earned by KPMG LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2018 and 2017 were $84,550 and $88,127, respectively.

All Other Fees. There were no fees earned by KPMG LLP for professional services rendered other than those listed under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” for the years ended December 31, 2018 and 2017.

Audit Committee Report

The Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•                  Reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018;

•                  Discussed with the Company’s independent registered public accounting firm the matters required to be discussed under relevant guidance of the Public Company Accounting Oversight Board (PCAOB), including Auditing Standard No. 1301 -Communications with Audit Committees; and

•                  Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The Audit Committee comprised of Christopher T. Gheysens, David G. Turner, Eleuthère I. du Pont, Francis B. Brake, Jr., and Calvert A. Morgan, Jr., has provided this report.

Personnel and Compensation Committee

Our Board of Directors has determined that the members of our Personnel and Compensation Committee are “independent” as defined by the listing standards of the Nasdaq Stock Market. In addition, the members of the Personnel and Compensation Committee each qualify as independent under Rule 10C-1 under the Exchange Act.

A copy of the Personnel and Compensation Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

Under its charter, the Personnel and Compensation Committee’s role and responsibilities include the following:

•                  Approve performance evaluations, salary adjustments, bonuses, stock awards, perquisites for any officer other than the Executive Chairman and CEO;

•                  Make recommendations to the Board with respect to non-CEO executive officer compensation, incentive compensation and equity plans that are subject to Board approval;

•                  Review and approve corporate goals and objectives relevant to the Executive Chairman and CEO compensation;

•                  Periodically review and approve the companies included in the compensation comparator (peer) group based on criteria the Committee deems appropriate;

•                  Review and make recommendations to the Board for any changes to the CEO’s compensation based upon the goals and objectives set for the CEO. In evaluating and determining CEO compensation, the Committee will consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act. The Executive Chairman and CEO are not present during voting or deliberations by the Committee on their compensation;

•                  Approve any material changes to annual and long-term incentive plans for the executive management team. This may include overall plan design, performance criteria, formula computation and calculation of award amounts, such as cash or equity payouts. In reviewing and making recommendations regarding or approving incentive compensation plans for this group of executives, the Committee will consider the Company’s overall strategy and results of the most recent Say on Pay Vote;

•                  Review and approve incentive plan design features and performance criteria each year to ensure that the plans align with the Company strategy and protect the Company against risk. The Committee will consider the appropriateness of clawback provisions for every executive cash award or equivalent grant;

•                  Assess annually the rigor of the performance targets and ranges included in the Company’s incentive programs from executive officers;

•                  Oversee the Company’s (i) submissions to stockholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, (ii) review the results of such advisory votes and consider implications, and (iii) engagement with proxy advisory firms and other shareholder groups on executive compensation matters;

•                  Review and discuss with Management, the Company’s Compensation and Discussion and Analysis (CD&A) section and the related executive compensation information to be included in the Company’s annual proxy statement or annual report on Form 10-K. Determine whether or not to recommend that the CD&A be included in the Company’s annual report on Form 10-K and proxy statement, and produce the compensation committee report on executive officer compensation which is required to be included in the Company’s annual proxy statement in compliance with rules and regulations promulgated by the SEC;

•                  Approve the adoption, administration and expense of certain Associate benefit plans and programs of the Company including 401(k) amendments and technical corrections;

•                  Retain or obtain advice of compensation consultants, independent legal counsel or other advisors (collectively, “compensation advisors”) to assist in matters regarding executive and Board-related compensation;

•                  Be responsible for the appointment, compensation and oversight of any compensation advisor retained by the Committee. Reasonable compensation (as determined by the Committee) to its compensation advisors will be provided by the Company; and

•                  Review the Company’s diversity programs and initiatives and make recommendations.

The Personnel and Compensation Committee approves and recommends to the Board of Directors for final approval:

•                  Any compensation action for the Executive Chairman and CEO (salary increases, bonuses, stock grants, perquisites, etc.). In evaluating and determining CEO compensation, the Committee will consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act;

•                  Policies including but not limited to Equal Employment Opportunity and Affirmative Action, Severance and Change of Control, Management Compensation Policy, Business (Luxury) Expenditures Policy, and the Personnel and Compensation Committee Charter; and

•                  CD&A, compensation risk assessment and Compensation Committee report portions of the proxy.

Compensation Committee Internal Interlocks and Insider Participation

No member of our Personnel and Compensation Committee is, or formerly was, an officer or Associate of ours. During 2018, none of our executive officers served on the Personnel and Compensation Committee (or equivalent), or the Board of Directors, of another entity whose executive officer or officers served on our Personnel and Compensation Committee or Board of Directors.

Trust Committee

The Trust Committee is a Bank board committee that is comprised of members of the Board of Directors of the Bank. It provides oversight of our trust and investment activities provided by Christiana Trust, the trust division of the Bank. A copy of the Trust Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The primary goal of the Trust Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities regarding trust activities. The Trust Committee does the following:

•                  Oversees Christiana Trust in providing trust administration and investment management services;

•                  Adopts appropriate policies and procedures to be observed in offering such services;

•                  Enforces sound risk management practices calculated to minimize risk of loss to WSFS Bank and its customers; and

•                  Reports to the Board of Directors on the activities of Christiana Trust in the conduct of its business.

In addition, the Trust Committee’s roles and responsibilities include the following:

•                  Adopt and review administrative policies and procedures to be observed in the administration of trust and investment management accounts;

•                  Appoint sub-committees to oversee specific regulatory functions of Christiana Trust, such sub-committees to include Investment Management Committee, Trust Management Committee and Monarch Entity Service Committee;

•                  Oversee the acceptance of new business; the investment standards applicable to each account; discretionary distributions of trust funds; termination of accounts; Associate qualifications and training; compliance with all WSFS and regulatory mandates; and adoption and application of fee schedules;

•                  Report to the Board all instances in which litigation is either initiated or threatened;

•                  Make regular reports to the Board; and

•                  Review and reassess the adequacy of the Committee’s Charter annually and recommend any proposed changes to the Board for Approval. The Committee annually reviews its own performance.

Corporate Development Committee

The Corporate Development Committee assists the Board of Directors and management in reviewing and assessing potential acquisitions, strategic investments, joint ventures and divestitures. It meets as frequently as necessary, but at least four times annually. A copy of the Corporate Development Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

As part of its ongoing activities, the Corporate Development Committee responsibilities and duties include the following:

•                  Review and provide guidance to management and the Board with respect to the Company’s transaction strategies;

•                  Provide advice to management in connection with the identification and evaluation of transactions, and the engagement of counsel and advisors;

•                  Authorize management to execute binding and non-binding offers, proposals, letters of intent, definitive agreements and similar offers and documents with respect to proposed transactions. Any such authorization shall be promptly reported to the entire Board of Directors of the Company at no later than the next full Board meeting;

•                  Provide advice regarding management’s due diligence and integration efforts with respect to proposed transactions and review summary due diligence results;

•                  Cause appropriate periodic evaluations of recent transactions completed by the Company to be conducted, if and as deemed necessary;

•                  Provide a report of its meetings and activities to the Board on a regular basis, and report regularly to the Board on such issues as the Committee may determine are appropriate; and

•                  Review, and change as deemed necessary, its charter, from time-to-time, but no less often than once a year.

Integration and Delivery Transformation Sub-Committee

In November 2018, due to the Beneficial merger and our concurrent delivery transformation strategy, WSFS established the Integration and Delivery Transformation Sub-Committee, a sub-committee of the Corporate Development Committee. The sub-committee includes members of the Board and meets at least monthly. The sub-committee’s core responsibilities include

•                  Review and provide guidance to management and the Board with respect to the Company’s integration and conversion of Beneficial Bank and Delivery Transformation strategy;

•                  Monitor all key dates, milestones, and metrics for the integration, and all approved metrics for success for the Delivery Transformation;

•                  Provide advice to management in connection with the identification and evaluation of major delivery channel investments, and the engagement of implementation partners and advisors;

•                  Cause appropriate periodic evaluations of recent investments completed by the Company to be conducted, if and as deemed necessary;

•                  Provide a report of its meetings and activities to the Board on a regular basis, and report regularly to the Board on such issues as the Committee may determine are appropriate; and

•                  Review, and change as deemed necessary, this Charter from time-to-time, but no less than once a year.

Attendance at Board of Directors and Committee Meetings, Annual Meeting

All directors are expected to attend the Annual Meeting except for absences due to causes beyond their reasonable control. All directors were present at last year’s annual meeting.

In addition to the annual meeting, during the year ended December 31, 2018, the Board of Directors held eight meetings and also participated in a three-day strategic planning session in May 2018. All of the directors attended more than 75% of the total of: (a) meetings of the Board of Directors and (b) meetings of the committees on which they served during the year.

Other Corporate Governance Matters

Corporate Responsibility and Sustainability

Our Inextricably Intertwined Free Market and Social Purpose: Serving our Communities

“When our communities do better, we do better; and when we do better, our communities do better.”

This virtuous cycle of interdependence is at the heart of all we do at WSFS, and it has driven our success for 187 years. We support organizations, events, initiatives, and activities that enhance the quality of life in our communities.  This commitment to corporate responsibility is not only integral to our vision, strategy, and values, it also acts as a foundation for our mission, “We Stand for Service.”

As a purpose-driven organization, we serve our communities in many ways: through our business model, our community reinvestment, philanthropy, foundations and volunteer programs, and by being a great place to work.

Business Model

Our approach to business combines a service-oriented culture with a strong complement of products and services designed to meet the needs of our varied communities. Our merger with Beneficial Bank culminated on March 1, 2019, creating the largest, premier, locally headquartered community bank in the Greater Delaware Valley. Beneficial Bank and WSFS are very similar organizations who chose to become one, and our many communities are strengthened by this combination.

This sustained focus on stellar experiences (physical and digital) has fueled our growth and fortified our role as a leader in our communities.

As a locally headquartered bank, we are the economic engine for individuals, families, businesses, community, and civic organizations. To further strengthen our effectiveness in helping these constituents, in 2018 we established the executive position of Chief Associate and Customer Experience Officer, reporting directly to the CEO. In addition, a dedicated senior leader serving as our Community Strategies Director plays a significant role in our engagement model and reports directly to the Chief Associate and Customer Experience Officer.

We are also careful stewards of the environment. Our business model produces a naturally low carbon footprint, as well as low effluent and emissions levels, and we seek green alternatives in the resource choices we make. For example, our recent merger gave us the opportunity to consolidate or sell 25% of our physical branches (including donating one to a local community for civic use), and reinvest a significant amount of that savings into digital delivery for our Customers and Associates. We are doing so while retaining all branch Associates, improving our service levels, and further reducing our carbon footprint and natural resource use.

Community Reinvestment

As a true community bank, WSFS willingly embraces the Community Reinvestment Act (CRA), which helps us in meeting the financial needs of low- to moderate-income communities and individuals within our assessment area. The Bank’s assessment areas include the entire state of Delaware as well as Montgomery, Chester, and Delaware Counties in Pennsylvania. And with our merger with Beneficial on March 1, 2019, we expanded our assessment areas to also include Bucks and Philadelphia Counties in Pennsylvania, and Camden and Burlington Counties in New Jersey.

We are committed to undertaking and serving the many needs of our communities in a safe and sound manner, including low- to moderate-income individuals and communities. We serve by listening, advising, and providing solutions through consumer, mortgage, small business, business, and community development lending. Our goal is to increase responsible home ownership, revitalize distressed communities, grow businesses, and create jobs.

In addition, our investments and grants support nonprofit services, and we facilitate affordable rental housing through Low Income Housing Tax Credits. Access to branches, alternate delivery channels, and to affordable deposit and loan products are other vital ways in which we support the needs of our neighbors. Moreover, as discussed below, WSFS Associates are active and share their time and expertise through volunteer activities, providing financial education, serving on nonprofit boards, and providing their time and expertise for the benefit of our communities.

Philanthropy

At WSFS, we live our mission, “We Stand for Service,” by supporting nonprofit organizations within our footprint with both financial and personal “roll up your sleeves” work by our “Team WSFS” Associate volunteers. We embrace our corporate responsibility to improve the communities we serve through responsive giving, compassionate service, and community expertise. Those we serve respect and value us as leaders and as friends in the community.

Each year we receive hundreds of applications for assistance, and we fund dozens and dozens of them. Our annual United Way drive is widely and enthusiastically supported, and it raises hundreds of thousands of dollars a year from Associates and the Company to support nonprofits. As one example of our long-term partnerships, we have supported the local Sunday Breakfast Mission’s Annual Food Drive for over 15 years; and in 2018 we achieved a significant milestone - over one million meals served to our community neighbors as a result of our food donations, provided by our Associates and collected in our WSFS office locations. In addition, WSFS Associates have been delivering daily friendship and sustenance through the Meals on Wheels program for over 30 years; we serve more meals this way than any other employer in the state of Delaware.

We are constantly innovating our community service. In 2018, for the fourth consecutive year, we offered our Associates and their children the opportunity to participate in “Take Your Children to the Community Day.” At WSFS we decided to transform “Take Your Son or Daughter to Work Day” with this widespread community service day. It aligns with our mission and gives our current and future generations a chance to experience the joys of volunteerism and helping others. To the best of our knowledge, we are the only Company in the country who has repositioned this national day into a community service day that bonds families in service and plants the seeds to grow volunteerism for the future.

Foundations

Founded in 2003 with a $1.5 million donation from the Company, the WSFS Foundation is an affiliated but unconsolidated philanthropic arm of WSFS Financial Corporation. WSFS contributed $1.5 million (pre-tax) to the WSFS Foundation in the fourth quarter of 2017. This will help to fund the next generation of sizable grants in the communities served by WSFS. The Foundation supports four primary pillars: education; health and human services; programs for the homeless; and economic development.

•                  Education

WSFS supports educational programs for children in grades K-12 who live in underserved communities and who attend our public schools. Large grants are awarded for initiatives that are innovative, creative, sustainable and replicable, and that give students the opportunity to achieve academic excellence and develop leadership skills.

•                  Health and Human Services

WSFS makes large donations to organizations that protect the health of those who live within our communities and are least able to afford the health services they need. We also support educational programs that prevent illness and promote healthy lifestyles and offer services to people with disabilities and special needs.

•                  Programs for the Homeless

WSFS provides meaningful grants to support organizations that shelter the homeless, feed the hungry, or provide affordable housing solutions. We also make contributions to nonprofits who address the housing needs of low to moderate income individuals and families.

•                  Economic Development

WSFS partners with organizations that promote a quality standard of living and economic wellbeing of the communities we serve. With significant grants, we support events, initiatives and activities that grow the economy and jobs and enhance the quality of life in our communities.

As mentioned, our recent merger with Beneficial combines two companies with deep community roots. Beneficial has been making a difference in the communities of Philadelphia and its suburbs, including Southern New Jersey, for generations. This commitment is strengthened by the establishment of the Beneficial Foundation. The Beneficial Foundation is focused on funding community development programs that support children and families in crisis. Additionally, the Beneficial Foundation believes that the education of youth is critical for our future and special emphasis is given to educational, after-school and early-childhood development programs. Both of these foundations are vital to us, and we have decided that both will continue to serve their communities for many years to come.

Volunteer Programs

Our social purpose is further fueled by our dedicated Associates, who give to our communities with their generous time, expertise, and efforts. Team WSFS, the WSFS corporate volunteer program, encourages Associates to volunteer with nonprofits of their choice. WSFS offers four hours a month of compensated work time for participation. Our dedicated Associates volunteered over 14,000 volunteer hours in 2018, as recorded across the Company; we acknowledge that not all volunteer hours were recorded and know that the real number likely vastly exceeds 14,000. As we further diversify our workforce and align ourselves more closely with our communities, we will deepen our roots, expand our reach and intensify our social impact. Our combination with Beneficial and its “Blue-Gooders” volunteer team is the basis for a combined Company goal of over 20,000 volunteer hours in 2019.

WSFS Associates also provide high-quality community leadership by serving on boards of directors. Over 100 Associates currently serve on nonprofit community boards, providing leadership and governance expertise to improve the effectiveness of these organizations.

Being a Great Place to Work

Finally, our business model is built on a concept called Human Sigma, which we have implemented as part of our Strategy for almost 20 years. The Human Sigma model, identified by Gallup, Inc., begins with Associates who take full ownership of their job responsibilities and therefore are more engaged and perform at a higher level. We invest significantly in recruitment, training, development, and talent management, as our Associates are the keystone of our business model. This strategy motivates Associates, unleashes innovation and sparks an inner drive to achieve, which helps deliver stellar banking experiences to our Customers. As a result, our Customers become our advocates thanks to a profound emotional connection with the Bank. Research studies continue to show a direct link between Associate engagement, Customer advocacy and a company’s performance, including financial performance. Our successful execution of this strategy propels a virtuous cycle of investment and return and deepens the roots of our culture of engagement and involvement in the community.

With almost two decades of experience in Human Sigma, we have achieved excellent results. Surveys conducted for us by Gallup, Inc. indicate that:

•                  Our Associate Engagement scores consistently rank highly in the top decile of companies polled globally. In 2018, our engagement ratio was 23.3:1, which means there were more than 23 engaged Associates for every 1 actively disengaged Associate. This compares to a 2.6:1 ratio for WSFS in 2003 and a U.S. average working population ratio of 2.1:1.

•                  68% of customers surveyed ranked us a “5” out of “5,” strongly agreeing with the statement “WSFS is the perfect bank for me.”

By nurturing a culture of engaged and empowered Associates, we believe we have become the employer and bank of choice in our market. Demonstrating this, in 2018, we were named a Top Workplace in Delaware by The News Journal’s ‘Top Workplaces’ survey of our Associates for the 13th consecutive year. We were also named the ‘Top Bank’ in Delaware for the eighth year in a row by the readers of The News Journal. And in our newer markets, we were named a Top Workplace by philly.com for the fourth consecutive year and a fastest growing company in the Greater Philadelphia region ‘Soaring 76’ for the second year in a row by the Philadelphia Business Journal.

As we continue to grow, we will seek talent from an expanded geography and aspire to increase the representation of women and minorities in leadership roles throughout our Company and our Board of Directors. We seek to further lift the communities we serve as we more closely align our workforce to market demographics.

Finally, but very importantly, we provide our Associates and their families with fair and sustainable living wages. Our corporate minimum wage is $15 an hour, well exceeding the federal minimum wage and minimums established in the states which we operate. Our median Associate compensation was over $72,000 in 2018, well above local and national household income averages, and included robust health benefits, retirement plan contributions, and an array of accessible wellness programs. And for the first two years of the calculation, our CEO Pay Ratio averaged under 1:30, which, despite our high performance, is at the lower end of peers and all public companies.

Serving our communities is intrinsic to who we are and what we stand for. In so many ways, Environmental, Social, and Governance (ESG) priorities are integrated with our overall strategy. We look forward to continuing these commitments as we build upon our successes in the future.

CEO and Management Succession Planning

Management believes our Associates are the core of our strategy, the lifeblood of our culture, and our greatest competitive advantage. Overseeing talent is a serious responsibility and one that gets our focused attention, nearly every day. Planning leadership succession is of critical importance and is a shared accountability among our executive leadership team with oversight from our Board of Directors. Quarterly, our executive team conducts an extensive assessment of our Associates to identify internal talent, plan for their development, and identify potential successors to ensure the continued, smooth operations of the Company and to transfer their institutional knowledge.

The Corporate Governance and Nominating Committee and the entire Board of Directors annually reviews, evaluates and provides governance comments and advice for our CEO and Executive Management talent and leadership development and succession planning program.

Our Board directly oversees CEO succession planning. Our CEO succession planning enabled a successful transition of our President and CEO from Mr. Turner to Mr. Levenson, pursuant to a disciplined and well-executed succession plan executed over the past five years. During this time, the Board and Mr. Turner actively developed Mr. Levenson to assume CEO responsibilities, including providing opportunities to serve as Chief Commercial Banking Officer, Chief Corporate Development Officer, interim Chief Financial Officer, and most recently, Chief Operating Officer.

Classified Board Structure

The Board of Directors annually reviews the subject of a classified Board of Directors as the result of a request from a stockholder. Following considerable discussion by our Governance Committee and full Board of Directors concerning the concept of a declassified Board of Directors and related stockholder rights issues, the Board of Directors determined it is in the best interests of our stockholders to maintain a classified Board of Directors.

With the appropriate policies in place, we believe that a staggered board creates alignment between our Corporate Governance policies and the stated philosophy of managing the Company for the long-term benefit of all stockholders.

While we believe that the overarching evaluation of a board and management should be the performance of the Company, we also recognize that our classified board structure can create the appearance of entrenchment on the part of a board and management team. As a result, in the early 1990’s, we eliminated our “poison pill” policy. In addition, in 2008, we adopted the policy that in an uncontested election, directors who receive votes in favor of their election that represent less than a majority of total votes cast should promptly offer to resign from the Board of Directors. None of our named executive officers is covered by a formal employment agreement. We have a severance policy that covers some of those executives, but it is relatively conservative in the amounts that could be paid in the event of a change of control. Finally, we have cumulative voting of shares in the election of directors. In our case, this means that approximately 25% of the ownership can definitely have their voice(s) heard directly at the board table after a director election.

The success of our long-term outlook is manifest in that we have generally outperformed our peers over the last generation. We make this claim based upon the total stockholder return performance discussed in the Compensation Discussion and Analysis section of this proxy statement indicating we have outperformed peer metrics and broader indices in three, five, seven and ten year horizons. We are proud of our performance record and believe this record reflects the attention that management and the Board of Directors brings to the subject of creating value for its stockholders. Finally, if there is a need for a stockholder initiated change to the Board of Directors, there is an opportunity to change approximately one-third of the Board of Directors at each election. If those new directors for some reason cannot make the case clear to the “old board,” then at the next election, stockholders can change another third of the Board of Directors. That would give a majority of the Board of Directors to new representation. We think this kind of change, in much less than a two-year period, appropriately balances stockholders’ interests in the ability to send a clear signal of a need for change with the need to understand the continuity of the Company.

Access to and Communication with the Board of Directors

The Board of Directors endeavors to provide ample access and outreach to stockholders through a number of forums. Stockholders are provided regular updates through press releases and other filings with the SEC. The Board of Directors also solicits dialogue and responds to questions from stockholders at the annual meeting. Questions can be asked in person or submitted through email at stockholderrelations@wsfsbank.com. The Board of Directors provides their perspective on selected topics of interest to our stockholders through their “View from the Boardroom” letter in our annual report. Additionally, the Executive Chairman of the Board and/or Lead Director periodically attends investor conferences and other roadshows to solicit feedback on corporate governance from institutional stockholders.

Stock Ownership and Retention Guidelines

Our Bylaws require each of our directors to be a stockholder and own a minimum amount of our common stock as determined from time to time in a guideline approved by the Board of Directors. This guideline is designed to encourage our directors to increase and maintain their equity stake in WSFS, and thereby to more closely align their interests with those of our other stockholders.

The Board of Directors has established a guideline that each director own 5,000 shares of vested common stock either directly or held in trust for other family members. Members of the Board of Directors should accumulate the minimum ownership amount within five years after assuming his or her position. In addition, the Board of Directors established a guideline for Executive Management such that the CEO should own 60,000 shares of vested common stock and all Executive Vice Presidents own 15,000 shares of vested common stock, each to be accumulated within five years of assuming his or her executive position. These ownership guidelines are evaluated periodically for appropriate adjustments.

Stock Trading Plans

Our Insider Trading Policy allows for purchases or sales of WSFS’ stock made in compliance with a written plan established by a director, officer, or other Associate that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (a “Plan”) if: (1) the Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at a time when the individual was not in possession of material non-public information about WSFS, and, for WSFS Insiders, was established during an open window period for trading in WSFS’s stock and not during any trading “blackout” period; and (2) the Plan was reviewed by the Company’s Legal Department prior to its establishment to confirm compliance with the Insider Trading Policy and its related procedures. No amendments to such Plans are permitted during blackout periods.

On April 26, 2018, Mark A. Turner, Executive Chairman of the Board of Directors, entered into a Plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. The Plan, executed during the Company’s open trading window, will expire on or before December 31, 2019, and is designed to facilitate Mr. Turner’s exercise of expiring options. These options were issued to Mr. Turner in February 2013, pursuant to a non-plan stock option agreement that was approved by 97.9% of the Company’s stockholders voting at the Company’s 2013 Annual Meeting. The exercise price of the options was set at 20% above the market price of WSFS stock at the time of the Board of Directors’ meeting at which the options were approved, and these options were in lieu of the grant to Mr. Turner of any new equity awards for the succeeding five years. Mr. Turner entered into the Plan to allow for an orderly exercise of the options prior to their expiration as part of his personal long-term financial planning. Mr. Turner continues to hold a significant number of fully-vested shares, well exceeding all Company guidelines for share ownership.

In addition, from time to time, other WSFS insiders may enter into similar trading plans in accordance with Rule 10b5-1.

Transactions with Related Persons

In the ordinary course of its business, WSFS Bank makes loans to our directors, officers and Associates. These loans are subject to limitations and restrictions under federal banking laws and regulations and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to WSFS Bank. These loans do not involve more than the normal risk of collectability or present other unfavorable features to WSFS Bank.

A related person transaction is generally any transaction in which WSFS or its subsidiaries is or will be a participant, in which the amount involved exceeds $120,000, and a director (or nominee), executive officer, immediate family member, or any beneficial owner of more than 5% of our common stock, has or will have a direct or indirect material interest. Management performs an annual review of related person transactions management and reports the results of its related person transaction review to the Audit Committee. In 2018, management concluded that the transactions between WSFS and the related persons involved normal credit risk to the Company and did not include any unfavorable features to the Company. Any related party loans exceeding $500,000 require review and approval by the Board of Directors. In 2018, there was one loan transaction to an executive officer exceeding $500,000, and this loan was approved by the Board.

PROPOSAL NUMBER 2: Amendment of the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 65,000,000 to 90,000,000

Background

Our Amended and Restated Certificate of Incorporation currently authorizes the issuance of 7,500,000 shares of preferred stock and 65,000,000 shares of common stock. At the Annual Meeting, we are asking that stockholders approve and adopt a proposal to amend our Amended and Restated Certificate of Incorporation to increase by 25,000,000 the number of shares of our common stock that we are authorized to issue from 65,000,000 to 90,000,000 shares. We are not proposing to make any changes to our authorized shares of preferred stock.

The Board of Directors of WSFS has determined that the proposed amendment is advisable and unanimously adopted a resolution to amend Article Fourth of our Amended and Restated Certificate of Incorporation to provide for an increase in the number of authorized shares of our common stock from 65,000,000 shares to 90,000,000 shares and has directed that the resolution be submitted to a vote of the stockholders.

If the amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock is approved holders of a majority of our outstanding shares of common stock, the amendment will be effected by filing a Certificate of Amendment with the Delaware Secretary of State amending and restating Article Fourth Section A of our Amended and Restated Certificate of Incorporation to read as follows:

“A.                              The total number of shares of all classes of stock which the Corporation shall have authority to issue is ninety-seven million five hundred thousand (97,500,000), consisting of:

(a) seven million five hundred thousand (7,500,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

(b) ninety million (90,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).

If our stockholders approve and adopt this amendment, it will become effective upon the filing of the above-described Certificate of Amendment with the Delaware Secretary of State, which we intend to file shortly after the Annual Meeting.

Reasons for the Proposed Amendment

Our Amended and Restated Certificate of Incorporation authorizes up to 65,000,000 shares of Common Stock and approximately 53,869,778 shares are presently issued and outstanding. An additional 2,369,843 shares of Common Stock may become outstanding by virtue of existing or future equity awards under our incentive plan or otherwise pursuant to outstanding equity-based awards and shares remaining to be granted under our plans.

The Board of Directors authorized the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock to provide us with greater flexibility to issue our common stock from time to time for various corporate purposes, including, but not limited to, capital raising, financing transactions, possible merger and acquisition transactions, awards under stockholder-approved equity incentive plans or other general corporate purposes.

The increase in the number of authorized shares represents less than a 40% increase over the existing number of outstanding shares of our common stock (including shares that may become outstanding related to our equity plans). The Board of Directors believes it is in our best interest and those of our stockholders to increase the number of authorized shares of common stock to provide us with flexibility to consider and plan for future general corporate needs, including, but not limited to, capital raising, financing transactions, possible merger and acquisition transactions, awards under stockholder-approved equity incentive plans, or other general corporate purposes. The additional authorized shares of our common stock would enable us to pursue strategic, financial or capital opportunities as they may be presented and to take timely advantage of market conditions as they may arise, without the delay and expense associated with calling and convening a special meeting of stockholders to increase authorized capital, unless such a meeting was otherwise required by Delaware law or Nasdaq rules.

The Board of Directors and management believe that these opportunities can develop quickly, which would require the Company to be in a position to take advantage of them in a timely manner. However, we have no present understanding, commitment or agreement to issue the additional shares of common stock resulting from the proposed increase in authorized shares.

Impact of Increased Authorization

		Upon
		Effectiveness of
	Current	Amendment
Current Authorized Shares	65,000,000	90,000,000

Shares Outstanding/Issued as of March 15, 2019	53,869,778	53,869,778
Shares Reserved for Issuance under Equity Plans	2,369,843	2,369,843
Total Shares Outstanding/Issued and Reserved/Committed	56,239,621	56,239,621

Shares Available for Issuance	8,760,379	33,760,379
Shares Available as a Percent of Authorization	13.5%	37.5%

Effect of the Proposed Amendment

If the proposed amendment is approved and adopted by our stockholders, there would be approximately $33.8 million shares of our common stock authorized and available for future issuance. The additional authorized shares would be available for issuance from time to time by the Board of Directors for any proper general corporate purpose, including those described above.

The additional authorized shares of our common stock for which we are seeking stockholder approval would be part of the existing class of our common stock and, if and when issued, would have the same rights and privileges as, and be identical in all respects (including voting, dividend, distribution and liquidation rights) to, shares of our common stock currently outstanding. The proposed additional authorized shares of Common Stock will not affect any of the rights of currently outstanding shares.

The ability of the Board of Directors to issue additional shares of our common stock may, under certain circumstances, be deemed to have an anti-takeover effect. We could use the additional authorized shares of our common stock to make it more difficult or to discourage efforts to obtain control of us. However, the amendment to our Amended and Restated Certificate of Incorporation is not being proposed to prevent a change in control nor is the amendment in response to any attempt, or contemplated attempt, to acquire control of us or to gain representation on our Board of Directors. As is true for our shares presently authorized but not issued, future issuances of the additional shares of our common stock contemplated by the proposed amendment also could have a dilutive effect on earnings per share, book value per share, voting power and percentage ownership interest of current stockholders.

The Board of Directors intends to use the additional shares of our common stock only for purposes described above, and otherwise on terms that it deems to be in the best interests of us and our stockholders.

Potential Impact if the Amendment is Not Adopted

If the proposed amendment to our Amended and Restated Certificate of Incorporation is not approved and adopted by our stockholders and we are unable to increase our number of authorized shares of our common stock, we will have a limited number of authorized but unissued shares of our common stock available for future issuance. This could impact the Company’s ability to issue common stock for capital raising, financing transactions, merger and acquisition transactions and other corporate purposes, as we may be restricted in its ability to issue common stock for these needs.

Required Vote

The affirmative vote of a majority of outstanding shares of our common stock entitled to vote at the Annual Meeting is required for stockholders to approve and adopt the proposed amendment to our Amended and Restated Certificate of Incorporation.

The Board of Directors recommends a vote FOR the amendment of the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 65,000,000 to 90,000,000.

PROPOSAL NUMBER 3: Ratification of the Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent registered public accounting firm since 1994. The Board of Directors has appointed KPMG LLP to continue to be our independent registered public accounting firm for the current fiscal year ending December 31, 2019. The Audit Committee evaluated the selection of KPMG LLP and gave a recommendation to the Board of Directors in favor of KPMG LLP. We are asking the stockholders to ratify the decision of the Board of Directors to appoint KPMG LLP for the 2019 fiscal year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

To be ratified, the appointment of KPMG LLP as our independent registered public accounting firm must receive a majority of the votes cast on that proposal. Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2019.

PROPOSAL NUMBER 4: Advisory (Non-Binding) Vote on the Compensation of our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act, (“the Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory basis, the compensation of the named executive officers, as described in the CD&A, the compensation tables and the related material in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“Resolved, that the stockholders approve the compensation of WSFS Financial Corporation’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables and any related material) in this proxy statement.”

This proposal will be considered approved if a majority of votes cast by all stockholders entitled to vote at the annual meeting vote in favor of the proposal. Because this vote is advisory, it will not be binding upon the Board. Moreover, this vote will not be construed as overruling a decision by the Board, creating or implying any additional fiduciary duty by the Board, or restricting or limiting the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote “FOR” approval of this advisory (non-binding) resolution relating to the compensation of WSFS Financial Corporation’s named executive officers.

EXECUTIVE COMPENSATION

Forward-Looking Statements

The Compensation Discussion and Analysis that follows, contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to our predictions or expectations of future business or financial performance as well as our goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.

Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States (U.S) generally, and particularly in the market areas in which we operate and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; our level of non-performing assets and the costs associated with resolving problem loans including litigation and other costs; changes in market interest rates, which may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit rate and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of our operations, including the Dodd-Frank Act, the Economic Growth, Regulatory Relief, and Consumer Protection Act (which amended the Dodd-Frank Act), and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; Our ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; impairments of our goodwill and other intangible assets; failure of the financial and operational controls of our Cash Connect® segment; conditions in the financial markets that may limit our access to additional funding to meet its liquidity needs; the success of our growth plans, including the successful integration of past and future acquisitions; our ability fully realize the cost savings and other benefits of past and future acquisitions, business disruption following those acquisitions, and post-acquisition customer acceptance of our products and services and related customer disintermediation, including its recently completed acquisition of Beneficial; the Company’s ability successfully integrate the businesses of the Company and Beneficial, which is subject to a number of uncertainties, including that the cost savings and any synergies from the proposed acquisition may not be fully realized or may take longer to realize than expected, disruption from the proposed acquisition making it more difficult to maintain relationships with employees, customers or other parties with whom the Company or Beneficial have business relationships, diversion of management time on merger-related issues, risks relating to the potential dilutive effect of shares of the Company’s common stock to be issued in the transaction, and the reaction to the transaction of the companies’ customers, employees and counterparties; negative perceptions or publicity with respect to our trust and wealth management business; adverse judgments or other resolution of pending and future legal proceedings, and costs incurred in defending such proceedings; system failures or cybersecurity incidents or other breaches of our network security; our ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally ; the effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes as well as effects of geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by our customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on our ability to receive dividends from our subsidiaries and pay dividends to our stockholders; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, including those discussed in other documents filed by us with the SEC from time to time.

We caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date they are made. We disclaim any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us for any reason, except as specifically required by law. Forward-looking statements should be evaluated together with the many uncertainties that may affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 (“Annual Report”) and in our subsequent periodic reports on Form 10-Q and current reports on Form 8-K, if any, filed with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Personnel and Compensation Committee (the “P&C Committee”) provides Board of Director oversight and guidance for executive compensation and related benefits. To assist with its responsibilities, the P&C Committee regularly receives reports and recommendations from its independent consultant, ChaseCompGroup, LLC (“ChaseCompGroup”). Our executive compensation program reflects our pay-for-performance philosophy and is designed to align the interests of senior management with our stockholders and our long-term success.

Our executive compensation philosophy is as follows:

•                  We strive to be competitive in base pay, taking into consideration salaries of similar positions at comparable banks in our peer group, allowing for exceptions in exceptional circumstances;

•                  We structure our incentive compensation system to provide rewards for performance that reflects our strategic plan and balances executives’ focus on both annual goals and our long-term success, without creating undue risk; and

•                  Our total compensation for expected performance levels is targeted at levels similar to those of our peer group of comparable banks. For superior performance, we provide total compensation reflecting that superior performance.

•                  Our executive compensation practices support good governance and mitigate excessive risk-taking. Among other things, they:

•                  Require significant stock ownership for senior executives;

•                  Establish multiple performance metrics under the Management Incentive Program (MIP) which discourage excessive risk-taking by executives by removing incentives that focus on single performance goals which may be a detriment to the Company;

•                  Balance executives’ short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results;

•                  Impose a double-trigger for time based equity awards which do not vest solely upon a change in control, but also require a qualifying termination following a change in control;

•                  Engage an independent compensation consultant who performs no other work for the Company other than as an advisor on senior leadership compensation matters;

•                  Include a clawback policy permitting the P&C Committee to recoup certain incentives paid resulting from fraudulent activity, inaccurate performance criteria or reporting, or financial restatements;

•                  Permit no employment contracts with executives which contain special severance payments such as golden parachutes or multi-year guaranteed bonuses;

•                  Permit no special executive retirement programs;

•                  Permit no gross-up payments to cover personal income or excise taxes that pertain to executive or severance benefits;

•                  Permit no excessive perquisites for executives;

•                  Permit no hedging, pledging collars, short sales or other derivative transactions involving our common stock by our executives;

•                  Permit no cash buyout, re-pricing or backdating of stock options or restricted shares; and

•                  Prescribe a standard vesting period of four years for awards of options and restricted shares, unless accelerated vesting is requested, which would require approval by the P&C Committee. Board approval is required for any accelerated vesting of awards issued to the CEO.

Our goal is to be a high-performing company, and we designed our compensation package toward attracting and retaining high-quality individuals, and motivating and rewarding them for strong performance.

Our 2018 compensation practices were consistent with our long-term focus, which over the past several years has produced a positive return to our stockholders and exceeded peer and broader market averages. The graph and table that follow show the cumulative total return on our common stock over the last five years compared with the cumulative total stockholder return of the Dow Jones Total Market Index and the Nasdaq Bank Index over the same period as obtained from Bloomberg L.P. Cumulative total return on our common stock or the indices equals the total increase in value since December 31, 2013, assuming reinvestment of all dividends paid into the common stock or the index, respectively. The graph and table were prepared assuming $100 was invested on December 31, 2013 in our common stock and in each of the indices. There can be no assurance that our future stock performance will be the same or similar to the historical stock performance shown in the graph below. We neither make nor endorse any predictions as to stock performance.

CUMULATIVE TOTAL SHAREHOLDER RETURN

COMPARED WITH PERFORMANCE OF SELECTED INDICES

December 31, 2013 through December 31, 2018

	December 31, 2013 through December 31, 2018
	Cumulative Total Return
	2013	2014	2015	2016	2017	2018
WSFS Financial Corporation	$100	$100	$127	$183	$191	$152
Dow Jones Total Market Index	100	112	113	127	154	146
Nasdaq Bank Index	100	105	114	158	166	139

Consistent with our long-term focus, we set aggressive, measurable goals. We are accountable for achieving those goals as demonstrated in our competitive “pay-for-performance” philosophy. Our executive incentive compensation plans, which include our MIP, covering our named executive officers (NEOs): (i) focus on performance measures that are important to stockholders, (ii) do not promote inappropriate risk, (iii) use fundamental indicators of our performance, growth and health, and (iv) take into consideration industry peer comparisons. The performance measures used in our incentive compensation plans are Return on Average Assets (ROA), Return on Average Tangible Common Equity (ROTCE) and Earnings per Share (EPS) growth. ROTCE is computed by dividing net earnings allocable to common stockholders by the average tangible common stockholders’ equity. It is a non-GAAP financial measure and may not be comparable to similar non-GAAP financial measures used by other companies. In addition, where appropriate, some individual goals for our executives in our MIP are tied to asset quality or other operational metrics. While asset quality is not a MIP metric, we believe it is inherently measured in these goals, in our internal policies and governance and in our regulatory exams. The P&C Committee also reserves the right to recover (“clawback”) any incentives that were paid due to fraudulent activity, inaccurate performance criteria or reporting, or errors in financial statements that are required to be restated.

Based, in part, on input from the P&C Committee’s compensation consultant, we believe our compensation plans incorporate industry-recognized best practices in executive compensation and are consistent with our corporate strategy and long-term goals. They include competitive pay-for-performance standards that are scaled based on increased ROA performance and which promote retention. In one plan, Executive Management is increasingly rewarded with restricted stock or stock options for superior absolute performance, as indicated by reaching annual ROA, ROTCE and EPS targets. Vesting over at least four years means these awards do not inure to the benefit of the NEO immediately, but over an extended period of time. Likewise, the cost of such awards to the Company is spread over an extended multi-year period.

2018 — Overview

In 2018, our region experienced economic stability with local employment, gross domestic product, and consumer confidence at stable to strong levels. The Personnel and Compensation Committee considered the state of the economy, the competitive environment in our marketplace, the demand for seasoned talent and the retention of our executive leadership team when making 2018 executive compensation determinations.

Our growth in 2018 was entirely organic as our most recent acquisitions occurred between August and October of 2016. Our organic growth in 2018 resulted from market share gains, economic growth, and good balance sheet positioning in a rising interest rate environment. Customers of our larger in-market competitors continue to see the benefits that WSFS has to offer with local decision making and delivering stellar service experiences. In the Delaware market, WSFS ranked third in traditional deposit bank market share and continued to gain momentum; among those ranked in the top four (for market share), WSFS had the highest market share growth percentage (based on FDIC data reported as of June 30, 2018). In the Pennsylvania market, WSFS ranked twelfth in traditional deposit bank market share with over $1.1 billion in deposits based on FDIC data reported as of June 30, 2018. In addition, WSFS had 29 total offices in southeastern Pennsylvania as of December 31, 2018.

As the regional marketplace rebounds economically, we continue to have success in strengthening our reputation as the oldest and largest independent community bank and trust company headquartered in the Delaware Valley. In 2018, we were once again honored on several occasions and with various awards and honors. We value such recognition as it validates our business model and tells us that our strategy is working. The following are a few of the awards we earned:

•                  2018 Gallup Great Workplace Award, for the 3rd consecutive year;

•                  Top Workplace in Delaware for the 13th year in a row and Top Bank in Delaware for the 8th year in a row by The News Journal;

•                  Fast growing company in the Greater Philadelphia region “Soaring 76” for the second year in a row by the Philadelphia Business Journal, and;

•                  Top Workplace in the Greater Philadelphia market by philly.com for the 4th year in a row.

For 2018, we reported GAAP net income of $134.7 million, ROA of 1.92%, return on equity of 17.63%, ROTCE of 23.72%, and a 169% increase in EPS compared to 2017 GAAP results. Several non-recurring items impacted WSFS’s 2018 GAAP results, including the following:

•                  $20.7 million, pre-tax, or $15.9 million and $0.49 per share, of unrealized valuation gains on our equity investment in Visa Class B shares;

•                  $3.8 million, pre-tax, or $2.9 million and $0.09 per share, after-tax from the cash sale of a portion of our Visa Class B shares

•                  $7.9 million, pre-tax, or $6.0 million and $0.19 per share, after-tax from the partial insurance recovery of a $12.0 million pretax litigation claim settlement recorded during the fourth quarter of 2017;

•                  $1.7 million pre-tax, or $1.3 million and $0.04 per share, after-tax from the partial recovery of $2.8 million of pre-tax fraud loss expense recorded during the fourth quarter of 2017, and;

•                  $6.5 million pre-tax, or $5.6 million and $0.18 per share, after-tax of corporate development expenses related to the Beneficial merger.

Our reported 2018 core results excluded the impact of these non-recurring items, resulting in adjusted net income (non-GAAP) of $114.3 million, core ROA of 1.63%, core ROTCE of 20.18%, and a core EPS increase of 39% compared to 2017 adjusted and core results. These core 2018 results, for the eighth year in a row, showed significant improvement in our core financial performance compared to the prior year. Adjusted net income (non-GAAP), ROTCE, core ROA, core ROTCE and core EPS are non-GAAP financial measures that exclude certain unusual, one-time items. See Item 1 and Item 6 of our 2018 Annual Report for the definition of these terms and a reconciliation of adjusted net income (Non GAAP) and core ROA, to their comparable metrics in accordance with GAAP. Solely for the purpose of our annual incentive plan, we made a “quality of earnings” adjustment to the three performance measures used to determine the amount earned under such plan. On this adjusted basis, for 2018, ROA for purposes of our annual incentive plan was 1.65%, ROTCE was 21.35%, and EPS growth over 2017 was 42.34%. For a more detailed discussion of our “quality of earnings” adjustment, see “Quality of Earnings Review” on page 50.

Compensation Considerations for 2018

The components of 2018 executive compensation were base salary, annual cash and equity incentive, long-term incentive compensation and benefits. The Personnel and Compensation Committee and management discussed the ongoing risks to our organization with regard to motivating and retaining our executive team. As a result, the Committee has agreed to continue to consider paying discretionary bonuses outside of the MIP plan, on a case-by-case basis, after review of Company and individual performance at the end of a year.

The Committee and ChaseCompGroup conducted a formal executive compensation review during 2017 and the findings were taken into consideration when setting 2018 executive base salaries. During 2018, the Personal and Compensation Committee also reviewed an analysis of all incentive plans conducted by our Chief Risk Officer and concluded that our compensation program is balanced and does not encourage imprudent risk taking.

Our 2018 results reflected superior performance relative to our peers as well as against WSFS’s strategic objectives. Our executive’s 2018 compensation reflects these results, and considering the total mix of compensation, we believe 2018 executive compensation is: (1) consistent with our pre-established pay-for-performance plans, (2) reasonable in light of payment levels for companies in our Compensation Peer Group (“CPG”) and (3) consistent with our 2018 results, both in absolute terms, and in comparison to prior years’ results and incentives.

We also evaluate whether our compensation programs reflect the interests of our stockholders through their non-binding vote, which we take into careful consideration for future executive compensation decisions. In 2018, by their advisory (non-binding) vote, 98.7% of voting stockholders approved the compensation of, and compensation arrangement for, our named executive officers. Beginning in 2018, these advisory (non-binding) stockholder votes on the compensation of our named executive officers occur on an annual basis.

Named Executive Officers (NEOs)

The table below shows our NEOs for 2018.

Name	Title
Mark A. Turner(1)	Chairman, President and Chief Executive Officer
Dominic C. Canuso	Executive Vice President and Chief Financial Officer
Steve Clark	Executive Vice President and Chief Commercial Banking Officer
Peggy H. Eddens	Executive Vice President and Chief Associate and Customer Experience Officer
Rodger Levenson(2)	Executive Vice President and Chief Operating Officer

(1)         Mr. Turner resigned as President and CEO effective December 31, 2018 and was elected Executive Chairman of the Board of Directors effective January 1, 2019.

(2)         Mr. Levenson was named President and CEO and elected to the Board of Directors effective January 1, 2019.

The Role of the Personnel and Compensation Committee of the Board of Directors in Executive Compensation

The Personnel and Compensation Committee serves the full Board of Directors by providing oversight and guidance with respect to personnel and compensation policies and practices. In addition, the Personnel and Compensation Committee provides oversight to management so that we can create and maintain competitive programs that attract, develop, motivate, reward and retain Associates committed to superior performance and the highest professional and ethical standards. The Committee ensures that personnel and compensation policies support our strategic plan and comply with all applicable legal and regulatory requirements. It also reviews and considers the results of stockholders’ advisory votes on executive compensation. See page 28 for a complete description of the role of the Personnel and Compensation Committee.

The Role of Management in Executive Compensation

Our CEO and our Chief Associate and Customer Experience Officer provide recommendations for the Personnel and Compensation Committee’s consideration and oversee our compensation programs and policies. Their activities include:

•                  Assisting the Committee and its independent compensation consultant as requested, with executive compensation reviews, incentive program designs, risk assessments of compensation programs and preparation for meetings;

•                  Based upon data provided by the Personnel and Compensation Committee, reviewing compensation programs for competitiveness and aligning compensation programs with our strategic goals;

•                  Recommending changes to compensation programs to the Personnel and Compensation Committee, where appropriate; and

•                  Recommending pay levels and incentive plan payments for NEOs, except for the CEO.

The CEO and Executive Chairman excuses themselves from all Personnel and Compensation Committee and Board of Director discussions of their compensation level. As a practical matter, they may discuss the formula by which their and other executives’ incentive compensation is structured, but do not participate in decisions regarding their awards or changes to their own compensation.

The Role of Stockholder Say-on-Pay Votes

Our Board of Directors, Personnel and Compensation Committee and management value the opinions of our stockholders, including their advisory votes regarding the compensation paid to our named executive officers (“Say-on-Pay votes”), and as such, we conduct Say-on-Pay votes annually. We revisit the frequency of Say-on-Pay votes every six years. The next required vote on the frequency of advisory Say-on-Pay votes will occur during the 2023 Annual Meeting. Our 2018 Say-on-Pay vote was approved by 98.7% of the votes cast. Although the advisory Say-on-Pay vote is non-binding, our Personnel and Compensation Committee has considered the outcome of previous votes when making compensation decisions for named executive officers. Our Personnel and Compensation Committee believes that these votes evidence our stockholders’ support for our approach to executive compensation and considered this support in deciding not to alter the overall compensation plan and program for 2018. Our Personnel and Compensation Committee will continue to consider the outcome of the Say-on-Pay votes when making future compensation decisions for our named executive officers.

The Role of Consultants

For 2018, the Personnel and Compensation Committee worked with ChaseCompGroup, an independent executive compensation consulting firm specializing in the financial services industry. For 2018, the Committee engaged them to review our director compensation program, review MIP award calculations, and develop a compensation peer group for 2019 that will be more appropriate in consideration of the Beneficial merger. The firm also helped us to benchmark 2019 compensation for Mr. Levenson and Mr. Turner based on their new roles in 2019 and considering WSFS’ growth in size following the Beneficial merger. In addition, ChaseCompGroup assisted in the design of the Integration Performance RSU Plan related to the successful integration of Beneficial, which is described further at page 53. ChaseCompGroup reports directly to the Personnel and Compensation Committee and does not provide any non-compensation related services or products to the Committee nor does it provide any services to us. Over these years, ChaseCompGroup has provided the Personnel and Compensation Committee with advice on market competitive pay for executives and directors. In addition to executive benchmark analyses, ChaseCompGroup has assisted us with the executive annual and long-term incentive programs, compliance and industry best practices. The aggregate amount paid to our independent compensation consultant represented under .01% of their total revenue for 2018. In retaining its consultant, the Personnel and Compensation Committee considered the factors set forth in Rule 10-C-1 under the Exchange Act, and determined that there were no conflicts of interest that would preclude the Personnel and Compensation Committee’s use of the consultant. For example, no member of the Personnel and Compensation Committee or any executive officer has a personal relationship with any member of ChaseCompGroup, or a business relationship other than in connection with the services described in this proxy statement. No associates of ChaseCompGroup owns WSFS stock. ChaseCompGroup’s book of business was acquired in late 2016 by Arthur J. Gallagher & Co. However, ChaseCompGroup’s association with Arthur J. Gallagher & Co. ended effective August 1, 2018, and ChaseCompGroup, LLC regained its status as an independent company. Arthur J. Gallagher & Co. does not provide any consulting services to WSFS, nor does any of its consultants own WSFS stock or have personal relationships with members of the Board of Directors or WSFS Management.

Peer Group and Benchmarking

Every two years, the Personnel and Compensation Committee engages an independent consultant to conduct a formal review of our executive compensation program. A comprehensive executive review was conducted in 2017 by ChaseCompGroup and a board compensation study was performed in 2018. The Personnel and Compensation Committee requested these reviews to assess competitive compensation levels for its executives and the Board of Directors. In addition, in 2018, ChaseCompGroup provided new benchmarking for the CEO and Executive Chairman positions for the Committee to use in setting their pay for 2019. The next executive compensation review will occur later in 2019.

When benchmarking compensation, the Personnel and Compensation Committee uses a Compensation Peer Group (“CPG”) that is representative of those companies with whom we compete for talent. By using this CPG, it provides a targeted assessment of the compensation practices for publicly traded peer companies, as we cannot readily obtain compensation data from private companies. The CPG allows us to compare our compensation to other companies that have a similar business model, size and geographic locations and helps us align base compensation, incentives and equity awards with our compensation philosophy.

The companies in our 2018 CPG were the same as those used in the 2017 CPG, except that two companies were removed from the 2018 CPG. Sterling Bancorp was removed from the 2018 CPG, because its total assets exceeded the targeted total asset range of $3.5 billion to $15 billion and Kearney Financial Corporation was removed due to exceptionally high board compensation in 2017. The companies comprising the CPG comprise a data set of peers comparable to our size, business model and location and reflected the following:

•                  Located within our geographic area, including: MD, NJ, NY, PA, and VA;

•                  Total assets as of December 31, 2018 were between $4.2 billion and $13.8 billion;

•                  Median total assets were approximately $7.8 billion, which is within 8% of our own asset size; and

•                  Like WSFS, several metropolitan-based and coastal banks.

For 2019, the Personnel and Compensation Committee approved a new compensation peer group for benchmarking compensation. This new peer group, which will be disclosed in the 2020 proxy statement, includes publicly traded banks between $9.5 billion to $20.0 billion in assets. Because there are fewer banks of this size in the Mid-Atlantic region, we expanded our group geographically to include banks located in the midwest and central states. In addition to size, we also selected banks with similar business models and complexity, including companies with several subsidiaries and multiple lines of business in addition to banking.

Listed below are the companies included in our CPG and their total assets as of December 31, 2018.

				Total Assets at		Return on
				December 31, 2018		Average Assets
Rank	Company Name	Ticker	State	($000)		2018 (%)
1	Union Bankshares Corporation	UBSH	VA	13,765,599		1.11
2	TowneBank	TOWN	VA	11,163,030		1.26
3	Community Bank System, Inc.	CBU	NY	10,608,359		1.58
4	Customers Bancorp, Inc.	CUBI	PA	9,833,425		0.69
5	Provident Financial Services, Inc.	PFS	NJ	9,725,769		1.22
6	Northwest Bancshares, Inc.	NWBI	PA	9,607,773		1.11
7	NBT Bancorp Inc.	NBTB	NY	9,556,363		1.20
8	Eagle Bancorp, Inc.	EGBN	MD	8,389,137		1.91
9	Sandy Spring Bancorp, Inc.	SASR	MD	8,243,272		1.27
10	First Commonwealth Financial Corporation	FCF	PA	7,828,255		1.42
11	S&T Bancorp, Inc.	STBA	PA	7,252,221		1.50
12	Flushing Financial Corporation	FFIC	NY	6,834,176		0.85
13	Tompkins Financial Corporation	TMP	NY	6,758,436		1.23
14	Dime Community Bancshares, Inc.	DCOM	NY	6,320,578		0.82
15	Beneficial Bancorp, Inc.	BNCL	PA	5,806,925		0.81
16	Lakeland Bancorp, Inc.	LBAI	NJ	5,806,093		1.15
17	ConnectOne Bancorp, Inc.	CNOB	NJ	5,462,092		1.17
18	TrustCo Bank Corp NY	TRST	NY	4,958,913		1.25
19	Oritani Financial Corp.	ORIT	NJ	4,167,039		1.30
	Average			8,004,603		1.20
	25th Percentile			5,806,925		1.11
	50th Percentile			7,828,255		1.22
	75th Percentile			9,607,773		1.27
	WSFS Financial Corporation	WSFS	DE	7,248,870		1.92

	Percentile Rank of WSFS Financial Corporation			45th	%	100th%

WSFS had superior performance in 2018, with a GAAP ROA that exceeded all companies in the CPG. As previously mentioned on page 42, several non-recurring items impacted WSFS’s 2018 GAAP results. Excluding these items and additional customary non-core items, WSFS recorded a core ROA of 1.63% in 2018, which would have put us in the 95th percentile rank in the CPG, based on the reported ROA’s of the CPG companies.

Financial performance is one factor in selecting our CPG as well as market and asset size. While we set our goals for our incentive plans based on our internal financial plan, we note that our financial plan and target goals are generally set well above the median of our peers on several criteria. We discuss our performance against our 2018 incentive plan further under the section entitled “Measuring Actual Performance and Calculating Incentive Payments” on page 51.

Elements of Compensation

In the following section, we describe the elements of our NEO compensation, including discussion of how we determine the amounts for each element, why each element is included in our NEO compensation program and the actual payments resulting from our pay-for-performance incentive programs.

Base Salaries

Why We Provide Base Salaries

We offer base salaries to provide a stable source of income to our NEOs. Base salaries also serve as a base amount for the determination of our pay-for-performance programs and serve as a significant tool for recruiting, motivation and retention.

How We Determine Base Salary Amounts

We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience and responsibilities, as well as their individual performance and value, to similar positions at companies in the CPG. Additional factors that play a role in setting the final base salary amount for NEOs are as follows:

•                  Special circumstances related to staffing needs and market situations;

•                  Levels of compensation provided from other compensation components; and

•                  Additional responsibilities assumed by the executives.

When determining base salary amounts for a newly hired NEO, we incorporate the following additional factors:

•                  Current compensation of peer executives at WSFS;

•                  Any market-based data provided by the external recruiter retained for the search; and

•                  The salary requirements of other candidates being considered for the position who have a similar level of experience.

Merit increases given to our NEOs over the past two years are consistent with national market data provided by ChaseCompGroup and our policy to generally pay base salaries at approximately the 50th percentile of the Company’s peer group. The changes in our NEOs base salaries over the past two years reflect their changing roles, the result of a formal executive compensation review conducted by our Personnel and Compensation Committee and ChaseCompGroup during 2017, the growth of our Company and the Beneficial merger. In addition, specific salary changes include the following:

•                  Mr. Turner’s 2019 salary reflects his resignation as President and Chief Executive Officer effective December 31, 2018 and his appointment as WSFS’ Executive Chairman on January 1, 2019. See page 66 for a complete description of the compensation of the Executive Chairman. His salary increase in 2018 reflected his performance and election to Chairman of the Board of Directors effective August 2017.

•                  Mr. Levenson’s 2019 salary reflects his appointment as WSFS’ President and Chief Executive Officer effective January 1, 2019 and represents the 25th percentile of the Company’s updated 2019 peer group after the Beneficial merger. His salary increase in 2018 reflected his promotion in August 2017 to Chief Operating Officer, which included added roles and responsibilities.

•                  Mr. Canuso received a 4% and 10% merit increase in 2019 and 2018, respectively, due to his performance and to move him closer to the market median.

•                  Mr. Clark received a 10% merit increase in 2018, due to his performance and to move him to the market median.

•                  Ms. Eddens received a 5% and 9% increase in 2019 and 2018, respectively, due to her performance and added roles and responsibilities, including overseeing the growing role of the Company’s customer experience team.

The Board of Directors approved NEO base salary changes as shown in the following table:

BASE SALARY

		2018 to		2017 to
		2019%		2018%
Name and Principal Position	2019	increase	2018	increase	2017
Rodger Levenson(1)
President and Chief Executive Officer	$731,000	51%	$484,164	19%	$408,430
Dominic C. Canuso
Executive Vice President and Chief Financial Officer	$387,000	4%	$370,700	10%	$337,000
Steve Clark
Executive Vice President and Chief Commercial Banking Officer	$375,000	3%	$364,100	10%	$331,000
Peggy H. Eddens
Executive Vice President and Chief Associate and Customer Experience Officer	$390,000	5%	$371,690	9%	$341,000
Mark A. Turner(2)
Executive Chairman of the Board of Directors	$600,000	(21)%	$762,775	5%	$723,377

(1)         Mr. Levenson’s 2019 salary reflects his appointment as President and Chief Executive Officer effective January 1, 2019.

(2)         Mr. Turner’s 2019 salary reflects his resignation as President and CEO effective December 31, 2018 and appointment as Executive Chairman of the Board of Directors effective January 1, 2019.

Annual Incentives

Our executives are eligible for an annual award under our MIP. We designed the MIP to reward executives for excellence in performance on key financial metrics determined by the Board and its Personnel and Compensation Committee, as well as each executive’s performance and contribution in his or her area of responsibility. The Personnel and Compensation Committee also retains the discretion to provide special recognition bonuses outside the MIP to take into consideration special performance events or other performance-based circumstances.

Why We Provide Annual Incentives

Our compensation program includes an annual performance-based award. The objective is to compensate executives based on achievement of Company-wide and individual goals related to building franchise and stockholder value. The award is intended to reward current performance that is also in line with our long-term goals and to motivate the executive to achieve high-performing results.

How We Determine Annual Incentive Amounts

The structure of our annual incentive plan includes: setting Company-wide goals; setting individual performance goals; weighting the goals; and providing incentive opportunities to NEOs. And finally then measuring actual performance and calculating incentive awards.

•                  Setting Company performance goals

Each year the Personnel and Compensation Committee reviews our metrics and establishes Company-wide targets on the chosen metrics. In selecting the metrics, the Personnel and Compensation Committee considers our short-term and long-term business strategy, the current business environment and the interests of stockholders. The following performance metrics for 2018 are consistent with those selected in the previous several years.

1.              Return on average assets (ROA)

2.              Return on average tangible common equity (ROTCE)

3.              Earnings per share (EPS) growth

The Company reviews and adjusts, as necessary, performance metrics at the onset of a new performance period to ensure they continue to reflect our business strategy and market best practices. This review process helps ensure that company-wide goals used for incentive plans support the Company’s overall strategy, accommodate any shifts in strategy from year-to-year or during market changes and reflect past experiences and best practices. For 2018, the Personnel and Compensation Committee, working with the ChaseCompGroup, believed it was appropriate and in the best interests of stockholders to maintain the structure of the MIP plan, while modifying the absolute levels of performance for each of these metrics. The Personnel and Compensation Committee will maintain the ultimate discretion to modify awards downward if some other threshold level is not achieved. Examples of potential events or factors that the Personnel and Compensation Committee may take into account in reducing or eliminating awards include, but are not limited to: downgrading of the Bank’s CAMELS rating, imposition of regulatory enforcement actions, or excessive non-performing assets.

•                  Setting individual performance goals

At the beginning of the year, each NEO develops individual performance goals for the year consistent with that year’s financial plan and the current three-year strategic plan, as well as for personal professional growth. These goals are submitted to the CEO, as appropriate, for review, amendment and approval. Through an iterative, collaborative effort, these NEOs and the CEO, as appropriate, agree to the final individual performance goals. Individual performance goals are tailored to each NEO’s function and particular area of responsibility, and may cover a wide variety of performance, including, by way of example, financial performance, customer engagement, operational milestones and other matters.

The MIP measures the performance of the CEO solely on Company-wide goals. However, the Board of Directors also establishes individual performance expectations for the CEO in addition to those associated with the MIP. These performance expectations are established by the Personnel and Compensation Committee after a review, discussion and approval of recommendations submitted by the CEO. The Committee assesses the performance of the NEO as compared to these performance expectations when annual salary adjustments are being considered.

•                  Weighting the goals

The Personnel and Compensation Committee believes the more senior the rank of the executive, the more responsibility that executive has for Company-wide performance. As a result, for the more senior executives, Company-wide performance measurement criteria play a larger role in determining the amount of incentive awards. Individual and business unit performance goals play a larger role in determining the amount of the incentive award for less senior executives. For 2018, the weighting percentage for the CEO was 100% for Company-wide performance. For 2018, the weighting percentage for each of the EVPs was 75% for Company-wide performance and 25% for individual performance, reflecting his or her role in strategic matters. The weightings for the CEO and EVPs will not change for 2019.

MIP awards are calculated using these percentage allocations. For example, in 2018, the MIP award for Mr. Turner, our CEO, was based entirely on Company-wide financial performance. Although he has individual performance goals, it is the Company-wide metrics that determine his annual incentive (MIP) award. The Personnel and Compensation Committee has final discretion to determine the amounts of final award payouts to all our NEOs, with the exception of the CEO, which is at the recommendation of the Personnel and Compensation Committee and at the final discretion of the full Board of Directors.

•                  Providing incentive opportunities to NEOs

The table on the following page shows NEO annual non-equity (cash) incentive opportunities for 2018 under the MIP as a percentage of base salary. When setting MIP goals, the Personnel and Compensation Committee took into consideration the opportunity levels for similar positions within the CPG companies along with our philosophy of linking pay to performance. A proportional approach (interpolation) is used to calculate incentive payouts for the performance results that fall between threshold, target and stretch levels. Levels for “Minimum,” “Target” and “Stretch” for all NEOs in 2018 were unchanged from 2017 levels. The Committee believes the greater the alignment of performance weightings with Company-wide goals, and the more objectivity that exists in plan administration, the more likely it will be that incentive payments will be commensurate with an overall improvement in our performance.

Quality of Earnings Review

The Committee conducts a “quality of earnings” review under which it evaluates any unusual, one-time items generally greater than $2 million, after tax, which impact cash, equity and earnings, and considers them for adjustments for the purposes of calculating relevant performance measures for the MIP. Any “quality of earnings” evaluations are made with a strong bias towards ensuring that management is accountable for reported results. For 2018, the Committee’s review concluded that the following items should be excluded from the calculation of performance measures for the purposes of MIP:

•                  $20.7 million, pre-tax, or $15.9 million and $0.49 per share, of unrealized valuation gains on our equity investment in Visa Class B shares;

•                  $3.8 million, pre-tax, or $2.9 million and $0.09 per share, after-tax from the cash sale of a portion of our Visa Class B shares;

•                  $7.9 million, pre-tax, or $6.0 million and $0.19 per share, after-tax from the partial insurance recovery of a $12.0 million pretax litigation claim settlement recorded during the fourth quarter of 2017; and

•                  $6.5 million pre-tax, or $5.6 million and $0.18 per share, after-tax of corporate development expenses related to the Beneficial merger.

As a result, solely for the purpose of determining achievement in 2018 of the performance measures under the MIP, our adjusted ROA was 1.65%, adjusted ROTCE was 21.35% and growth in adjusted 2018 EPS over adjusted 2017 EPS was 42.34%.

In 2017, 2016, and 2015, we also made adjustments to MIP earnings. For 2017, we excluded $22.5 million in tax charges related to the enactment of the Tax Reform Act in 2017 and our related decision to surrender our BOLI policies, legal expense of $12.0 million (pre-tax) related to a legal settlement, and $1.5 million (pre-tax) contribution to the WSFS Foundation. For 2016, we excluded $5.9 million ($8.5 million pre-tax equivalent) in corporate development costs, largely related to the acquisition of Penn Liberty Financial Corporation. For 2015, we excluded $5.5 million ($7.6 million pre-tax equivalent) in corporate development costs, largely related to the acquisition of Alliance Bancorp, Inc.

With respect to the legal settlement recognized in 2017, WSFS settled the case for $12.0 million to avoid the uncertainties of arbitration and to end the expense of ongoing litigation. Separately, WSFS continues to pursue all of its rights and remedies to recover this settlement payment and all related costs. As previously mentioned, WSFS recognized a $7.9 million (pre-tax) partial insurance recovery in 2018. WSFS intends to continue to pursue all claims it has for full restitution for this settlement.

Clawback Policy

The Personnel & Compensation approved a Compensation Clawback Policy in February 2019 in general alignment with proposed Security and Exchange Commission clawback rules. The Board has the sole authority to interpret, apply, and implement the Policy. Pursuant to the policy, NEOs are subject to a clawback provision under which the Personnel and Compensation Committee may require them to forfeit and reimburse any bonus, award or incentive compensation paid under a benefit plan to the extent that such bonus, award or incentive compensation was due to or was based on statements of earnings, revenues, gains, the performance metric criteria of a benefit plan or other criteria that were later found to be materially inaccurate by the Personnel and Compensation Committee. NEOs are subject to clawback provisions in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company during the three completed fiscal years preceding the date the restatement is determined to be filed. In addition, if an NEO engages in misconduct that, in the Board’s discretion, directly or indirectly causes a material adverse effect to the Company, the Board may require forfeiture or reimbursement of awards during the three-year period preceding the commission of the act of misconduct.

MIP 2018 Annual Non-Equity Award Opportunity as a Percent of Base Salary

			Maximum or
Name and Principal Position	Minimum	Target	Stretch
Mark A. Turner(1)
Chairman, President and Chief Executive Officer	37.5%	75%	150%
Dominic C. Canuso
Executive Vice President and Chief Financial Officer	25%	50%	100%
Steve Clark
Executive Vice President and Chief Commercial Banking Officer	25%	50%	100%
Peggy H. Eddens
Executive Vice President and Chief Associate and Customer Experience Officer	25%	50%	100%
Rodger Levenson(2)
Executive Vice President and Chief Operating Officer	25%	50%	100%

(1)         Mr. Turner resigned as President and CEO effective December 31, 2018 and was elected Executive Chairman of the Board of Directors effective January 1, 2019.

(2)         Mr. Levenson was named President and CEO and elected to the Board of Directors effective January 1, 2019.

Measuring Actual Performance and Calculating Incentive Payments

The following is a summary of our MIP design:

•                  A proportional approach (interpolation) will be used to calculate incentive payouts for the performance results that fall between threshold, target and stretch levels;

•                  The Company will conduct a “quality of earnings review” to consider adjustments from GAAP reported earnings to MIP earnings;

•                  Award opportunities will be based on specified percentages of base salary for Threshold, Target and Stretch achievement by NEOs; and

•                  Other elements of the plan design, as described above.

The following table shows our 2018 actual results for the three performance goals used for incentive awards under the 2018 MIP. The 2018 target levels reflected the expected net positive impact of lower corporate tax rates resulting from the Tax Reform Act. Our score is calculated by determining the average of scoring for our performance against ROA, ROTCE and EPS growth (for 2018, adjusted downward for “quality of earnings” adjustments) versus pre-established performance targets. A numerical value is interpolated based on a score of 1 for “threshold,” 2 for “target” and 3 for “stretch.” This score is applied to the payout percentages, and a payout is calculated. The individual performance score is calculated similarly.

2018 MIP Company-Wide Performance Goals and Results

			Maximum	WSFS
Goal	Threshold	Target	or Stretch	Results	Result
Return on Assets (ROA)	1.20%	1.50%	1.60%	1.65%	Stretch +
Return on Average Tangible Common Equity (ROTCE)	13.75%	17.88%	19.18%	21.35%	Stretch +
Earnings Per Share (EPS) Growth	21.09%	26.95%	28.91%	42.34%	Stretch +
				Aggregate Result	Stretch +++

As the table above shows, for the purposes of the MIP, our ROA was 1.65% in 2018, our ROTCE was 21.35%, and our EPS growth was 42.34%. Our results measured against our established goals and the reported performance of our Compensation Peer Group for these three metrics demonstrate WSFS’ superior performance in 2018.

2019 MIP Performance Goals

As with 2018, ROA, ROTCE and EPS Growth, with equal weightings, were established as the metrics to be used in 2019. We believe that other essential goals, such as growth, infrastructure investment, efficiency, operational excellence, and asset quality are adequately represented in these goals and the individual performance goals of each NEO.

Company-wide performance goals for 2019 are shown below. These goals were set after taking into consideration a number of factors, including our 2019 financial plan, our 2019-2021 three-year strategic plan, the Beneficial merger completed in March 2019, the Company’s updated Compensation Peer Group resulting from the Beneficial merger, and industry performance of high-performing banks. These goals are set at levels consistent with our strategic plan goal of remaining a high-performing company.

			Maximum or
	Threshold	Target	Stretch
Performance Metric	2019	2019	2019
Return on Average Assets (ROA)	1.29%	1.51%	1.67%
Return on Average Tangible Common Equity (ROTCE)	14.85%	17.78%	18.97%
Earnings Per Share (“EPS”) Growth	(16.90)%	(2.79)%	2.23%

The target levels for ROA and ROTCE for 2019 are well above expected peer medians, and reflect our goal of remaining a high-performing company. The expected reduction in EPS from 2018 reflects the short-term impact of combining with Beneficial in 2019, including the issuance of shares of common stock in the Beneficial merger. Compared to WSFS, Beneficial achieved significantly lower historical profitability levels, including a 0.81% ROA in 2018. Expected costs savings and potential revenue synergies are projected to be realized over a multi-year period following the effective date of the merger. After a thorough review and discussion, the Personnel and Compensation Committee approved the MIP Plan for 2019.

Equity/Long-Term Incentives

Our equity-based compensation plan is the primary method by which we provide long-term incentives to our executives. Pursuant to our 2018 Incentive Plan, we offer equity awards as a performance incentive to encourage ownership of our common stock by our executives and to further align the interests of management with those of our stockholders. Equity awards also provide value by attracting, motivating and retaining executives and provide appropriate and meaningful rewards to NEOs for our long-term success.

Annual Performance-Based Awards

The amount of each executive’s equity award under the MIP is based on achievement against our performance goals, which are the same as those detailed in the “2018 MIP Performance Goals” section earlier in this document. Our MIP plan is designed so that our CEO has the potential to earn 55%-65%-75% of his salary in equity awards at threshold, target and stretch performance levels for the same three Company-wide goals: ROA, ROATCE and EPS growth. In addition, all other NEOs, other than the CEO, have the potential to earn 35%-45%-55% of their salary in equity awards at threshold, target and stretch performance levels for the same three Company-wide goals: ROA, ROATCE and EPS growth. Additionally, one-half of the equity awards will be stock options with four-year vesting and a seven-year life, and one-half of the equity awards will be restricted stock units (RSUs) with four-year vesting. Further, to improve pay-for-performance and alignment, NEOs, will have the opportunity to earn performance-based equity awards from time to time.

In 2018 for 2017 performance, the long-term incentive plan provided our CEO with option and restricted stock unit awards in an amount equal to 62.1% of base salary and EVP-level NEOs with option and restricted stock unit awards in an amount equal to 42.1% of base salary. Option awards are valued using the Black-Scholes valuation model. The total value of the equity awards granted to our NEOs in 2018 for 2017 performance under this plan was $1,057,388. These awards have a four-year vesting schedule.

Integration Performance RSU Plan

In February 2019, the Board of Directors approved the Integration Performance RSU Plan (“the Plan”). The Plan is a performance incentive plan intended to incent and reward our Executive Chairman, executive management and certain other members of senior leadership for the successful integration of Beneficial and execution of our strategic goals over the five-year period ending 2023. Awards earned under the Plan would be issued under the Company’s 2018 Incentive Plan approved by stockholders at the 2018 Annual Meeting of Stockholders. The table below shows the performance metrics, target goals, and weighting assigned to each metric.

Metric	Goal	% Weighting
Core ROA(1)	1.75%	80%
Gallup CE3(2)	4.34 / 80th Percentile(4)	10%
Gallup Q12(3)	4.18 / 90th Percentile(4)	10%

(1) Core ROA is a non-GAAP financial measure that excludes certain unusual, one-time items.

(2) The Gallup CE3 is a concise survey comprised of three actionable items with the most conclusive links to crucial customer outcomes. The Gallup CE3 categorizes customers into three distinct groups: fully engaged, indifferent, and actively disengaged.

(3) The Gallup Q12 represents a survey of 12 questions that measure the most important elements of Associate engagement.

(4) Percentiles represent ranking against Gallup overall database.

The Plan provides for a three-year performance achievement period beginning in fiscal year 2021 and ending in fiscal year 2023. Each of the three goals will be separately measured and can be achieved in different years. If a goal is achieved during a fiscal year, the Plan’s eligible participants will performance vest in a portion of the Performance RSU award, which will ultimately settle in the form of common stock, at the applicable weighting for each goal. For example, if WSFS were to achieve a Core ROA of 1.75% during fiscal year 2021, but did not achieve either of the Gallup goals during 2021, performance RSUs would vest in the first quarter of 2022 at 80% of the total grant date fair value, and only the Gallup goals would be measured for achievement through the duration of the Plan ending in fiscal year 2023. If any or all of a portion of RSU’s vest early, prior to 2023, there will be an additional time based vesting requirement though the end of fiscal year 2023. The table below shows the vesting period of the Performance RSUs, if earned. The vesting period is dependent upon the annual period in which the awards performance vest and ranges from one to three years.

Performance Vesting Year	Additional Time-Based Vesting
2021	3 years
2022	2 years
2023	1 year

Eligible participants in the Plan include executives in our MIP, our Executive Chairman, and a select group of additional senior leaders who play an instrumental role in the overall success of the Beneficial integration. The Performance RSUs were granted on February 28, 2019. The table below shows the total potential dollar value of Performance RSUs earned under the Plan. If earned, the number of RSUs granted are determined by dividing the dollar value earned by the Company’s stock price on February, 28, 2019, the grant date of the Performance RSU.

Total Potential Value
Eligible Plan Participant Group	of Performance RSUs
MIP Participants(1)	$4,283,000
Executive Chairman(2)	1,100,000
Other Senior Leaders	650,000
Total Plan	$6,033,000

(1)    Calculated based on two times the base salary of our President and CEO and one times all other eligible participant’s base salary as of March 1, 2019.

(2)    See page 66 for a full description of the Compensation of the Executive Chairman.

The $6,033,000 total potential value represents well less than 1% of proforma core net income for the total Plan period (fiscal years ending 2019 to 2023) and approximately 2% of proforma core net income for the fiscal year ending 2023.

Pursuant to our 2018 Incentive Plan, at the expiration of the award cycle, the Personnel and Compensation Committee will evaluate the Participant’s and/or the Company’s performance in light of the performance goals, and will recommend the number of Performance RSUs which have been earned. In the case of a goal not being met, the Board of Directors will have sole discretion to determine if any awards are earned. All other terms of the Plan, including potential acceleration upon certain events, will be subject to the provisions of our 2018 Incentive Plan.

CEO Equity Incentive Compensation

In 2013, the Board of Directors recommended a change to the equity incentive compensation of our then-CEO, Mr. Mark A. Turner, by executing a Non-Plan Stock Option Agreement. This plan was overwhelmingly approved by 97.9% of voting stockholders, with 88.5% of eligible stockholders voting on this proposal. Under this agreement, Mr. Turner received a grant of 750,000 stock options with an exercise price equal to 20% above the then-market value of our common stock. The stock options issued under the Non-Plan Stock Option Agreement have an exercise price of $16.51 and expire on February 28, 2020. Vesting occurred over a five-year period with 40% vesting after the second year and 20% vesting in each of the following three years. As of December 31, 2018, all 750,000 stock options were vested, of which 376,177 were outstanding.

The agreement also provided that Mr. Turner would not be eligible for any new equity awards for a five-year period beginning in 2013 (2013 through 2017 fiscal years), including eligibility for significant awards under our existing long-term incentive plan. If Mr. Turner had continued to be eligible for those plans, we estimate that the value of those awards for the five years of his ineligibility would have been worth approximately $2,096,000, using the Black-Scholes valuation model for options. Beginning in 2018 for 2017 performance, Mr. Turner was eligible to receive equity awards under the 2013 Incentive Plan.

Timing and Pricing of Equity Awards

The Personnel and Compensation Committee awards equity grants, generally at the February meeting of the Personnel and Compensation Committee. Grants may be recommended during other times of the year for special circumstances, such as the hiring of a new executive, but are subject to Committee approval. The grant date is established when the Board of Directors approves the grant and all key terms have been established. Stock option awards are granted with an exercise price not less than the fair market value of our common stock on the date of grant. The grant date fair value of stock option awards is determined using the Black-Scholes option-pricing model. The fair value of restricted stock units is equal to the grant date fair value of the Company’s common stock.

Timing of MIP Annual Awards and IRS Section 409A Requirements

Payment of annual incentive awards under the MIP occurs no later than March 15th of the year following the performance period. This timing usually provides ample opportunity for the finalization of year-end performance results as well as maintaining compliance with the short-term deferral exception under Section 409A requirements of the Internal Revenue Code of 1986, as amended (“the Code”).

Associate Service Bonus Plan

Our NEOs also participate in an Associate Service Bonus Plan that is offered to all of our Associates. The two primary components of this plan are our ROA and our Customer Engagement Survey score (CE3) administered by the Gallup Organization. Specific payouts are determined by management, and are based on reaching specific ROA and CE3 scores. The following criteria assist in objective accountability and discourage unnecessary and excessive risk-taking or manipulation of earnings:

•                  An ROA factor is one component of the calculation of incentive payouts. If our ROA is less than 1%, there is no score given for that component of the Associate Service Bonus Plan calculation;

•                  The CE3 factor is the other component of the calculation of the incentive payout and is determined based upon the results of an independently administered customer engagement survey. This factor is not impacted by our earnings; and

•                  The incentive payouts are capped at $2,000 per Associate.

The earned bonus amount under the plan for performance in 2018 was $1,786 per Associate. In addition, the Board of Directors and executive leadership approved an additional 15%, or $268 per Associate, in recognition of the Company’s superior performance in 2018. As a result, the Company paid a total $2,054 award per Associate in 2019 for 2018 performance.

Benefits

401(k) Employer Contribution

We provide a 401(k) program that allows Associates to contribute a portion of their pre-tax earnings towards retirement savings. We offer a Company match to all Associates enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the Plan. We match the first 5% of an Associate’s contribution dollar-for-dollar up to IRS limitations.

Director and Executive Non-Qualified Deferred Compensation Plan

We offer a non-qualified deferred compensation plan for our executives and Board of Directors. For executives, this program allows for base compensation to be deferred as well as for deferment of cash awards. For Board Directors, this program allows for retainer and meeting fees to be deferred. It offers pre-tax, voluntary contributions, tax deferred earnings, investment choices and flexible payment options. The plan is solely funded by the participant and there is no matching contribution made by the Company. The plan was reviewed and approved by our Personnel and Compensation Committee and our Board of Directors. The following table provides information relating to deferrals of compensation by our named executive officers under our non-qualified deferred compensation plan.

2018 Nonqualified Deferred Compensation

			Aggregate	Aggregate
	Executive	Aggregate	Withdrawals/	Balance at
	Contributions	Earnings in	Distributions	December 31,
Name and Principal Position	in 2018(1)	2018(2)	in 2018	2018
Mark A. Turner(3)
Chairman, President and Chief Executive Officer	$—	$—	$—	$—
Dominic C. Canuso
Executive Vice President and Chief Financial Officer	—	—	—	—
Steve Clark
Executive Vice President and Chief Commercial Banking Officer	52,665	(3,530)	—	83,868
Peggy H. Eddens
Executive Vice President and Chief Associate and Customer Experience Officer	74,009	(18,506)	—	280,848
Rodger Levenson(4)
Executive Vice President and Chief Operating Officer	—	—	—	—

(1)    Amounts in this column are included in the Summary Compensation Table.

(2)    Amounts in this column are not included in the Summary Compensation Table.

(3)    Mr. Turner resigned as President and CEO effective December 31, 2018 and was elected Executive Chairman of the Board of Directors effective January 1, 2019.

(4)    Mr. Levenson was named President and CEO and elected to the Board of Directors effective January 1, 2019.

Development Allowance

We provide a Development Allowance to our NEOs that provides up to $27,500 per year for the CEO and up to $10,000 per year for Executive Vice Presidents. Further, in 2017, the CEO was accepted into the Philadelphia Union League and the Personnel and Compensation Committee approved an increase in his allowance to include the initiation, dues, and related expenses, which totaled $5,880 in 2018.

In February 2019, the Personnel and Compensation approved updated Development Allowance limits for fiscal year 2019 that provide up to $35,000 per year for the CEO, up to $35,000 for the Executive Chairman, inclusive of expenses related to the Philadelphia Union League, and up to $12,500 per year for Executive Vice Presidents. These increases reflect our growth and executive involvement in expanded markets.

Allowable expenses under the Development Allowance Policy include items that would improve the executives’ networking and business development prospects, personal health, time management and general well-being in a way that can reasonably be expected to result in improvements to their productivity as one of our executives. CEO expenditures must be approved by the Lead Independent Director or the Chair of the Personnel and Compensation Committee. Expenditures by Executive Vice Presidents must be approved by our CEO.

Separate from the above allowance, executives who are recruited from outside our market may be reimbursed for costs associated with their transitional relocation.

Employment Agreements

Because of our corporate philosophy which emphasizes commitment based on performance, we do not have employment agreements for our NEOs. We have a formal severance policy which provides payments to NEOs if their employment is terminated without cause or under certain conditions following a change of control. Further details concerning the severance policy are provided under “Potential Payments upon Termination or Change in Control” on page 63.

Tax Considerations Related to Our Executive Compensation

Prior to the changes made by the Tax Reform Act discussed below, Section 162(m) of the Code (“162(m)”) provided that certain compensation paid in excess of $1 million to the Chief Executive Officer or any of the other three most highly compensated executive officers of a public company (but not including the Chief Financial Officer), as of the last day of a taxable year, would not be deductible for federal income tax purposes, unless such compensation was paid in accordance with one of the listed exceptions described in 162(m). However, certain forms of performance-based compensation were excluded from the $1 million deduction limitation, if certain requirements were met.

The Personnel and Compensation Committee generally seeks, where feasible and consistent with its overall compensation philosophy and objectives, to structure incentive compensation granted to our executive officers in a manner that is intended to minimize or eliminate the impact of the 162 (m) deduction limitation. The deductibility of some types of compensation payments, however, can depend upon numerous factors, including plan design, the timing of the vesting of compensation awards or the exercise of previously granted rights. In addition, tax deductibility is not the sole factor used by the Personnel and Compensation Committee in setting compensation. Corporate objectives may not necessarily align with the requirements for full deductibility under 162(m). Accordingly, the Personnel and Compensation Committee may grant awards such as time-based restricted stock awards and/or enter into compensation arrangements under which payments are not deductible under 162(m) if the Personnel and Compensation Committee determines that such non-deductible arrangements are otherwise in the best interests of our stockholders. Also interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of certain compensation. As a result of these various factors, and in order that the Personnel and Compensation Committee retains flexibility in awarding compensation, there may be situations when compensation paid will not be tax deductible in accordance with 162(m).

Sections 280G and 4999 of the Code (“Code Sections 280G and 4999”) limit our ability to take a tax deduction for certain compensation that could be paid to NEOs resulting from a change in control transaction affecting us. In the event we pay any “excess parachute payments” as it is defined under Code Section 280G, we would have compensation payments that are not tax deductible and executives would have excise taxes due on the receipt of such “excess parachute payments.” The Personnel and Compensation Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors when it structures certain compensation to our NEOs.

The Tax Cuts and Jobs Act

The Tax Reform Act became law in December 2017, and most provisions of the Tax Reform Act took effect as of January 1, 2018, including two key changes to 162(m). First, the Tax Reform Act repeals the performance-based compensation exception to the $1 million deduction limit under 162(m). As discussed above, prior to the Tax Reform Act, performance-based compensation did not count toward the $1 million deduction limit under 162(m) and thus generally could be deducted. The Tax Reform Act eliminated this exception, such that all compensation paid to a covered employee will be subject to the $1 million deduction limit.

Second, the Tax Reform Act expanded the number of individuals who are subject to the 162(m) deduction limit to include the Chief Financial Officer. In addition, in contrast to prior law, the Tax Reform Act provides that for any year beginning in 2017, once an employee becomes subject to the 162(m) deduction, the employee shall remain subject to the deduction limit for all future years, including after termination of employment or death.

The Tax Reform Act’s changes to 162(m), however, do not apply to compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017, and which is not materially modified or renewed on or after November 2, 2017. Accordingly, compensation paid under those arrangements generally is still deductible.

In sum, the Tax Reform Act substantially changed 162(m) in ways that generally reduces the amount of compensation that WSFS can deduct beginning in 2018. Although the Personnel and Compensation Committee will continue to seek, where feasible and consistent with its overall compensation philosophy and objectives, to structure incentive compensation granted to our executive officers in a manner that is intended to minimize or eliminate the impact of the 162(m) deduction limitation, it will become more difficult to achieve this goal over time in light of the Tax Reform Act’s changes to 162(m).

Summary

The CEO, the Chief Associate and Customer Experience Officer, the Chief Risk Officer, and the Personnel and Compensation Committee, with advice from its consultant, have reviewed all compensation components for each NEO, including base salary, incentive compensation, and all of our incentive compensation plans. They have determined that the compensation packages awarded to our NEOs, and others, are consistent with our goals to provide compensation that is competitive with our peers, that drives financial performance without undue risk, and aligns the interests of our NEOs, and others, with those of our stockholders.

Accordingly, we believe our executive and management compensation plans are reasonable, pay-for-performance-based, competitive, not excessive, and do not encourage our executives or any of our Associates to take actions that pose an unnecessary or excessive risk that would threaten the value of the institution and do not unnecessarily expose the institution to risks or encourage the manipulation of reported earnings to enhance the compensation of management.

Summary Compensation Table

The Summary Compensation Table on page 59 shows the compensation of our Chief Executive Officer, our Chief Financial Officer, and our next three highest paid executive officers in 2018, 2017, and 2016. In summary, for 2018, our NEOs received the following components of their compensation:

•                  Increases in base salary consistent with market data and our company-wide merit pool, and a 51% market increase in base salary for our COO to reflect his promotion to President and CEO, effective January 1, 2019

•                  Non-equity incentives paid in 2019 for 2018 performance resulting from superior Company performance. ROA, adjusted for quality of earnings, was 1.65% in 2018; Return on Tangible Common Equity was 21.35%; and our EPS growth was 42.34%, which resulted in incentive payouts ranging from 93% to 99% of the Executive Vice President’s base salary, and 150% for the President and CEO. These are included in the disclosure of 2018 “Non-Equity Incentive Plan Compensation.” Cash awards to NEOs in connection with our MIP Plan, based on 2018 performance are as follows: Mr. Turner, $1,144,163; Mr. Canuso, $362,359; Mr. Clark, $338,613; Ms. Eddens, $357,752, and; Mr. Levenson, $476,937. In addition, each NEO received an all-Associate award of $2,054.

•                  A $550,000 one-time cash bonus payment made to Mr. Turner in March 2019 for performance through December 31, 2018 in recognition of his building significant franchise value; a world-class culture; a sustainable high-performing company; innovative initiatives, many of which will not realize their full value until future years, and; helping execute a successful CEO transition.

•                  Restricted stock awards and stock option awards granted in 2018 for 2017 performance that reflect performance on the three metrics ROA, ROATCE and EPS growth. The CEO received grants in 2018 with a fair value of approximately 62.0% of his base salary, and all other NEO’s received grants in 2018 with a fair value of approximately 42.0% of their base salary.

•                  Similar levels of other compensation from the prior year, reflecting no substantive change in our plans and policies regarding our development allowance and 401(k) match.

The following discussions and table summarize the compensation of each NEO for the years ended December 31, 2018, 2017 and 2016. We also provide summary information below regarding equity awards granted in 2019 for performance during 2018.

Cash Amounts Paid in 2019 for 2018 Performance

•                  Included in the disclosure of 2018 “Non-Equity Incentive Plan Compensation” are cash awards to NEOs in connection with our MIP Plan, based on our superior 2018 performance, as follows: Mr. Turner, $1,144,163; Mr. Canuso, $362,359; Mr. Clark, $338,613; Ms. Eddens, $357,752, and; Mr. Levenson, $476,937. In addition, each NEO received an all-Associate award of $2,054.

Equity Awards Granted in 2018 for 2017 Performance

•                  The aggregate grant date fair value of RSUs granted in 2018 and earned in 2017 under our Long-Term Incentive Plan was as follows: Mr. Turner, $224,542; Mr. Canuso, $70,908; Mr. Clark, $69,645; Ms. Eddens, $71,750, and ; Mr. Levenson, $85,937.

•                  The aggregate grant date fair value of stock options granted in 2018 and earned in 2017 under our Long-Term Incentive Plan was as follows: Mr. Turner, $224,542; Mr. Canuso, $70,908; Mr. Clark, $69,645; Ms. Eddens, $71,750, and Mr. Levenson, $85,937.

Equity Awards Granted in 2019 for 2018 Performance under the MIP

In 2019, we granted RSUs and stock options under the MIP and 2018 Incentive Plan based on performance during 2018. These awards will be reflected in the Summary Compensation Table for 2019, included in our 2020 proxy statement. The awards were as follows:

•                  The aggregate grant date fair value of RSUs granted in 2019 and earned in 2018 under our Long-Term Incentive Plan was as follows: Mr. Turner, $286,040; Mr. Canuso, $101,942; Mr. Clark, $100,127; Ms. Eddens, $102,215, and; Mr. Levenson, $133,155.

•                  The aggregate grant date fair value of stock options granted in 2019 and earned in 2018 under our Long-Term Incentive Plan was as follows: Mr. Turner, $286,040; Mr. Canuso, $101,942; Mr. Clark, $100,127; Ms. Eddens, $102,215, and Mr. Levenson, $133,155.

Equity Awards Granted in 2019 for 2018 Superior Performance

On February 28, 2019, we granted RSUs with a two year vesting from the grant date to our executive management team reflecting the Company’s superior performance during 2018 (“Executive Superior Performance Plan”). The awards were valued at 15% of the recipients base salary as of December 31, 2018 and the total grant date fair value of the awards represents approximately 16.4% share of our additional earnings above our 2018 “Stretch” earnings goal. These awards were approved by the Board of Directors pursuant to the 2018 Incentive Plan, and in addition to the awards granted under the MIP as described in the preceding paragraph. These awards will be reflected in the Summary Compensation Table for 2019, included in our 2020 proxy statement. The awards granted to our NEOs were as follows:

•                  The aggregate grant date fair value of RSUs granted in 2019 and earned in 2018 under the Executive Superior Performance Plan and pursuant to the 2018 Incentive Plan was as follows: Mr. Turner, $114,416; Mr. Canuso, $55,605; Mr. Clark, $54,615; Ms. Eddens, $55,754, and; Mr. Levenson, $72,630.

Summary Compensation Table

							Non-Equity
					Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)	Bonus		Awards(6)	Awards(6)	Compensation(7)	Compensation(8)	Total
Mark A. Turner (5)	2018	$756,209	$550,000	(3)	$224,542	$224,542	$1,131,217	$46,636	$2,933,146
Chairman, President and Chief Executive Officer	2017	702,497	—		—	—	463,831	50,414	1,216,742
	2016	669,758	168,607		—	—	338,627	39,209	1,216,201
Dominic C. Canuso(4)	2018	365,083	—		70,908	70,908	364,413	15,208	886,520
Executive Vice President and Chief Financial Officer	2017	333,333	—		55,186	55,186	174,319	23,003	641,027
	2016	174,259	21,037		33,670	—	100,812	2,723	332,501
Steve Clark	2018	358,583	—		69,645	69,645	340,667	23,750	862,290
Executive Vice President and Chief Commercial Banking Officer	2017	327,333	—		54,135	54,135	162,963	23,500	622,066
	2016	284,958	24,390		47,239	47,239	136,449	17,658	557,933

Peggy H. Eddens	2018	366,575	—		71,750	71,750	359,806	17,395	887,276
Executive Vice President and Chief Associate and Customer Experience Officer	2017	335,833	—		54,310	54,310	184,898	29,018	658,369
	2016	310,000	26,174		63,120	63,120	153,938	26,091	642,443

Rodger Levenson	2018	471,572	—		85,937	85,937	463,991	23,750	1,131,187
Executive Vice President and Chief Operating Officer	2017	383,424	—		113,158	63,158	208,443	32,820	801,003
	2016	358,750	30,664		71,265	71,265	181,135	31,996	745,075

(1)     The amounts shown as salaries in this table may be different from the amounts shown in the Base Salary table on page 48 because this table represents the amount actually paid during a year and the Base Salary table represents year-end base salary level.

(2)     For 2016, the Company performed at the 77th percentile (weighted average) of the CPG. Amounts represent a strategic award in recognition of the Company’s outperformance as compared to our CPG as well as against WSFS’s strategic objectives. Mr. Turner was paid a bonus equal to 25% of his salary and other named executives earned recognition bonuses ranging from 8%-12% of their salary. Extraordinary performance in 2016 reflected among other things, the following: (i) exceeding an aggressive 2016 budget and ambitious strategic plan goals, especially ROA; (ii) healthy organic growth in loans and deposits; (iii) strong revenue growth, including margin and fee income improvement; (iv) successful acquisition signings, integration and growth; (v) new innovative products commercialized; and (vi) continued recognition for Top Workplace and “Best Bank” in Delaware.

(3)     Represents one-time cash bonus payment made to Mr. Turner in March 2019 for performance through December 31, 2018 in recognition of his building significant franchise value; a world-class culture; a sustainable high-performing company; innovative initiatives, many of which will not realize their full value until future years, and; helping execute a successful CEO transition. Mr. Turner resigned as President and CEO effective December 31, 2018 and was elected Executive Chairman of the Board of Directors. effective January 1, 2019.

(4)     Mr. Canuso joined the Company on June 13, 2016.

(5)     In 2013, Mr. Turner received a grant of 750,000 Non-Plan Stock Options approved both by the Board and by 97.9% of voting stockholders at our 2013 Annual Meeting of Stockholders with an exercise price equal to 20% above the then market value of our common stock. The grant-date fair value of the award was $3.7 million. As part of the change in compensation, he became ineligible to receive other equity-based awards for a period of five years ending in 2017. The approximate value of those awards, had he been eligible to receive them, would have been $2.10 million.

(6)     Represents the aggregate fair value of awards on the date they were granted in accordance with ASC Topic 718. See Note 16 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the assumptions made in calculating the grant date fair value. In addition, in 2017 Mr. Levenson was awarded an additional restricted stock award with an aggregate grant date fair value of $50,000 in recognition of his assuming the additional role of interim Chief Financial Officer through June 2016 and also for functionally (not officially) serving as interim Chief Executive Officer from August 2016 to October 2016 when Mr. Turner was participating on a CEO Learning Tour.

(7)     Amounts represent cash awards to NEOs in connection with our MIP Plan and our All Associate Bonus Plan.

(8)     All Other Compensation includes contributions made by us into the 401(k) plans of each of our NEOs, health benefits paid directly by the Company, and a development allowance. The health benefits provided to our NEO’s are under a non-discriminatory group plan, and disclosure of this benefit is included on a voluntary basis. Mr. Turner voluntarily did not receive health benefits from the Company in 2018, 2017, and 2016.

Grants of Plan-Based Awards

The following table presents information regarding grants of equity awards and non-equity plan-based awards to our NEOs during 2018. The number of shares granted to executives under our 2013 Incentive Plan is based on a calculation related to the named executive officer’s base salary, subject to adjustment by the Personnel and Compensation Committee. Such awards consist of both RSUs and stock options.

The restricted stock unit grants vest equally over four years. The stock option awards granted to Mr. Turner have an exercise price of $48.15, which is equal to the closing stock price of WSFS common stock at the grant date of March 1, 2018. Mr. Turner’s Non-Plan Stock Option Agreement provided that he would not be eligible to receive new equity awards for a five-year period ending February 28, 2018. The stock option awards granted to the other NEOs have an exercise price of $48.40, which is equal to the closing stock price of WSFS common stock at the grant date of February 22, 2018. The grants vest equally over four years and expire on the seventh anniversary of the grant date. The Black-Scholes option-pricing model was used to determine the grant-date fair-value of the stock option awards. No options were re-priced, nor were any modifications made to any outstanding option during 2018.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option	Exercise	Grant
								Awards:	Awards:	or Base	Date Fair
								Number of	Number of	Price of	Value of
Name and		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Shares of	Shares of	Option	Stock and
Principal	Grant	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(1)			Stock or	Stock or	Awards	Option
Position	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	Units (#)	($/Share)	Awards(2)
Mark A. Turner(3)		$286,041	$572,081	$1,144,163	$419,526	$495,804	$572,081
Chairman, President and Chief Executive Officer	3/1/2018							4,663	—	—	$224,543
	3/1/2018							—	19,628	48.15	224,543
Dominic C. Canuso		92,675	185,350	370,700	129,745	166,815	203,885
Executive Vice President and Chief Financial Officer	2/22/2018							1,465	—	—	70,908

	2/22/2018							—	6,102	48.40	70,908
Steve Clark		91,025	182,050	364,100	127,435	163,845	200,255
Executive Vice President and Chief Commercial Banking Officer	2/22/2018							1,439	—	—	69,645

	2/22/2018								5,994	48.40	69,645
Peggy H. Eddens		92,923	185,845	371,690	130,092	167,261	204,430
Executive Vice President and Chief Associate and Customer Experience Officer	2/22/2018							1,482	—	—	71,750

	2/22/2018							—	6,175	48.40	71,750
Rodger Levenson(4)		121,041	242,082	484,164	169,457	217,874	266,290
Executive Vice President and Chief Operating Officer	2/22/2018							1,776	—	—	85,937

	2/22/2018							—	7,396	48.40	85,937

(1)    Represents the 2018 dollar award opportunities under the annual incentive component of the MIP. Actual cash incentive amounts paid for 2018 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 59, and actual payments of equity awards earned for 2018 performance will be shown in the Summary Compensation Table for 2019 to be included in the Company’s 2020 proxy statement. Equity awards will be paid out in stock in the form of whatever number of shares that amount translates into at the time of the payout.

(2)    See Note 16 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the assumptions made in calculating the grant date fair value of stock and option awards.

(3)    Mr. Turner resigned as President and CEO effective December 31, 2018 and was elected Executive Chairman of the Board of Directors effective January 1, 2019.

(4)    Mr. Levenson was named President and CEO and elected to the Board of Directors effective January 1, 2019.

Outstanding Equity Awards Value at Fiscal Year-End

The following table shows the number and exercise price of all unexercised options held by NEOs as of December 31, 2018, as well as shares of unvested restricted stock owned by the NEOs. The awards are listed in order of grant date. These awards are subject to our clawback provision affecting our NEOs.

Outstanding Equity Awards at Fiscal Year-End 2018

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of
	Underlying	Underlying			Shares or	Market Value
	Unexercised	Unexercised			Units of Stock	of Shares or
	Options	Options	Option	Option	That Have Not	Units of Stock
Name and	(#)	(#)	Exercise	Expiration	Vested	That Have Not
Principal Position	Exercisable	Unexercisable	Price	Date	(#)	Vested
Mark A. Turner	376,177	—	$16.51	2/28/2020	4,663	$173,774
Chairman, President and Chief Executive Officer(1)	—	19,628	48.15	3/1/2025

Dominic C. Canuso	1,200	3,599	47.05	4/15/2024	2,845	107,854
Executive Vice President and Chief Financial Officer(2)		6,102	48.40	2/22/2025

Steve Clark	5,658	—	23.82	2/27/2021	3,200	121,312
Executive Vice President and Chief Commercial Banking Officer(3)	1,450	485	26.24	2/26/2022
	3,012	3,013	29.86	2/25/2023
	1,177	3,530	47.05	4/15/2024
		5,994	48.40	2/22/2025
Peggy H. Eddens	60,000	—	16.51	2/28/2020	3,849	145,916
Executive Vice President and Chief Associate and Customer Experience Officer(4)	10,998	—	23.82	2/27/2021
	6,093	2,031	26.24	2/26/2022
	4,025	4,026	29.86	2/25/2023
	1,081	3,542	47.05	4/15/2024
		6,175	48.40	2/22/2025
Rodger Levenson	35,976	—	16.51	2/28/2020	5,358	203,122
Executive Vice President and Chief Operating Officer(5)	14,502	—	23.82	2/27/2021
	8,037	2,679	26.24	2/26/2022
	4,544	4,546	29.86	2/25/2023
	1,373	4,119	47.05	4/15/2024
		7,386	48.40	2/22/2025

(1)  For Mr. Turner, of the 19,628 unvested options expiring 3/1/25, 4,907 vest on 4/15/19, 4,907 vest on 4/15/20, 4,907 vest 4/15/21, and 4,907 vest on 4/15/22.

(2)  For Mr. Canuso, of the 3,599 unvested options expiring 4/15/24, 1,200 vest on 4/15/19, 1,199 vest on 4/15/20, and 1,200 vest on 4/15/21. Of the 6,102 unvested options expiring 2/22/25, 1,526 vest on 4/15/19, 1,525 vest on 4/15/20, 1,526 vest 4/15/21, and 1,525 vest on 4/15/22.

(3)  For Mr. Clark, of the 485 unvested options expiring 2/26/22, 485 vest on 4/15/19. Of the 3,013 unvested options expiring 2/25/23, 1,506 vest on 4/15/19 and 1,507 vest on 4/15/20. Of the 3,530 unvested options expiring 4/15/24, 1,177 vest on 4/15/19, 1,176 vest on 4/15/20, and 1,177 vest on 4/15/21. Of the 5,994 options expiring 2/22/25, 1,499 vest on 4/15/19, 1,498 vest on 4/15/20, 1,499 vest 4/15/21, and 1,498 vest on 4/15/22.

(4)  For Ms. Eddens, of the 2,031 unvested options expiring 2/26/22, 2,031 vest on 4/15/19. Of the 4,026 unvested options expiring 2/25/23, 2,013 vest on 4/15/19 and 2,013 vest on 4/15/20. Of the 3,542 unvested options expiring 4/15/24, 1,181 vest on 4/15/19, 1,180 vest on 4/15/20, and 1,181 vest on 4/15/21. Of the 6,175 options expiring 2/22/25, 1,544 vest on 4/15/19, 1,544 vest on 4/15/20, 1,543 vest 4/15/21, and 1,544 vest on 4/15/22.

(5)  For Mr. Levenson, of the 2,679 unvested options expiring 2/26/22, 2,679 vest on 4/15/2019. Of the 4,546 unvested options expiring 2/25/23, 2,273 vest on 4/15/19 and 2,273 vest on 4/15/20. Of the 4,119 unvested options expiring 4/15/24, 1,373 vest on 4/15/19, 1,373 vest on 4/15/20, and 1,373 vest on 4/15/21. Of the 7,396 options expiring 2/22/25, 1,849 vest on 4/15/19, 1,849 vest on 4/15/20, 1,849 vest 4/15/21, and 1,849 vest on 4/15/22.

Exercises of Options and Vesting of Shares During 2018

The following table shows the number of options exercised and restricted stock vested by the NEOs during the fiscal year ended December 31, 2018.

2018 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name and Principal Position	Exercise (#)	On Exercise	Vesting (#)	on Vesting
Mark A. Turner (1)
Chairman, President and Chief Executive Officer	373,823	$13,430,846	—	—

Dominic C. Canuso
Executive Vice President and Chief Financial Officer	—	—	250	$28,338

Steve Clark
Executive Vice President and Chief Commercial Banking Officer	—	—	1,764	85,879

Peggy H. Eddens
Executive Vice President and Chief Associate and Customer Experience Officer	—	—	4,042	196,617

Rodger Levenson(2)
Executive Vice President and Chief Operating Officer	2,248	109,143	4,733	230,322

(1)  Mr. Turner resigned as President and CEO effective December 31, 2018 and was elected Executive Chairman of the Board of Directors effective January 1, 2019.

(2)  Mr. Levenson was named President and CEO and elected to the Board of Directors effective January 1, 2019.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of our median employee’s annual total compensation and the annual total compensation of Mr. Turner, our Chairman, President and Chief Executive Officer (the “Pay Ratio”) as of December 31, 2018. The Pay Ratio, as set forth below, is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee at December 31, 2018 using a measure of total cash compensation defined as base salary, bonus, incentive, commission and overtime pay as reflected in our payroll records, which we believe is a reasonable measure of total compensation. Our employee population consists of approximately 1,200 employees, all of whom were located in the United States. This population includes all full-time, part-time, and temporary employees. It did not include seasonal workers who we hire to assist us during the summer months or temporary workers hired through an agency. We annualized the compensation of approximately 200 full-time employees who were hired during 2018.

To calculate the 2019 ratio of compensation of our median employee to that of Mr. Turner, we calculated the median employee’s annual total compensation consistent with the calculation of Mr. Turner’s annual total compensation as reported in the “Total” column (column (j)) of our 2018 Summary Compensation Table included in this proxy statement. This includes total cash compensation as described above as well as the amount of such employee’s health care benefits paid by the Company, if elected, and company matching contributions to participants in our Section 401(k) employee savings plan. The annual total compensation for the median employee was $72,606. Mr. Turner’s total compensation was $2,933,146. The ratio of the annual total compensation of the identified median employee to Mr. Turner’s annual total compensation at December 31, 2018 was approximately 1 to 40. The increase from the prior year ratio of 1 to 18 reflects our superior performance in 2018 and our pay-for-performance compensation plans.

We believe that the compensation of our employee base as a whole, including Mr. Turner, is reasonable and appropriate given each employee’s job complexity level of responsibility in the organization, and is commensurate with pay rates in the employment markets in which we operate. Our results are consistent with those reported in 2018 proxies by our Compensation Peer Group.

Potential Payments upon Termination or Change in Control

Termination without Cause

We have adopted a severance policy that provides severance payments upon termination under certain conditions. An executive (which includes all our NEOs) covered by this policy who is terminated without cause is provided a minimum of six months of severance and six months of professional level outplacement. If the executive does not find new employment within six months after termination, severance pay and professional outplacement would continue for another six months, or until the executive finds employment, whichever occurs first. If the executive finds another job at a lower rate of pay than previously paid by us, then we would make up the difference until the second six-month period ends. Medical and dental benefits would continue at the general Associate rate through the severance period.

Change in Control

An executive (which includes all our NEOs) covered by the severance policy who is terminated without cause (as defined in the policy) or terminates employment for “good reason” (as defined in the policy) within one year following a change in control would receive 24 months base salary, 24 months of medical and dental benefits at the general Associate rate, 12 months of professional level outplacement, and any unvested time-based equity awards would immediately vest upon termination. Performance awards would vest on a prorated basis at target performance levels. For purposes of the policy, “good reason” includes requiring the executive to work more than 25 miles from his or her current worksite, a significant diminution in the executive’s WSFS salary and incentive opportunity, or a significant reduction in the authority, duties or responsibilities of the executive immediately before the change of control.

If it is determined that the aggregate present value of an executive’s change in control payment exceeds 2.99 times his or her average compensation as reported on Form W2 for the preceding five-year period (i.e., “base amount”), such that the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, would otherwise be triggered, then the change in control payment would be reduced to the extent necessary so that the aggregate present value of the change in control payment payable following such reduction does not exceed 2.99 times the executives base amount.

The following table shows the payments that executives could potentially receive upon termination of their employment or a change of control at December 31, 2018.

Termination Provisions Summary

		Before Change in	After Change in
		Control	Control
		Termination	Termination
		Without Cause or	Without Cause or
		Departing for	Departing for
Name	Benefit	Good Reason	Good Reason	Death	Disability(1)
Mark A. Turner(6)	Severance pay(2)	$762,775	$1,525,550	$50,000	$405,388
	Outplacement services(3)	10,000	10,000	—	—
	Option and restricted stock vesting(4)	—	176,774	176,774	176,774
	Health benefits(5)	—	—	—	—
	Total Value	$772,775	$1,712,324	$226,774	$582,162
Dominic C. Canuso	Severance pay(2)	$370,700	$741,400	$50,000	$52,515
	Outplacement services(3)	10,000	10,000	—	—
	Option and restricted stock vesting(4)	—	107,854	107,854	107,854
	Health benefits(5)	—	—	—	—
	Total Value	$380,700	$859,254	$157,854	$160,369
Steve Clark	Severance pay(2)	$364,100	$728,200	$50,000	$204,000
	Outplacement services(3)	10,000	10,000	—	—
	Option and restricted stock vesting(4)	—	151,228	151,228	151,228
	Health benefits(5)	8,400	16,801	—	—
	Total Value	$382,500	$906,229	$201,228	$355,228
Peggy H. Eddens	Severance pay(2)	$371,690	$743,380	$50,000	$181,253
	Outplacement services(3)	10,000	10,000	—	—
	Option and restricted stock vesting(4)	—	202,033	202,033	202,033
	Health benefits(5)	3,463	6,926	—	—
	Total Value	$385,153	$962,339	$252,033	$383,286
Rodger Levenson	Severance pay(2)	$484,164	$968,328	$50,000	$247,460
	Outplacement services(3)	10,000	10,000	—	—
	Option and restricted stock vesting(4)	—	270,990	270,990	270,990
	Health benefits(5)	—	—	—	—
	Total Value	$494,164	$1,249,318	$320,990	$518,450

(1)         We offer two weeks of short-term disability benefits for all Associates for each year of service up to a maximum of 26 weeks. Long-term disability for all Associates has a $24,000 maximum benefit.

(2)         Severance payments following a change in control are subject to reduction if such payments would exceed the deductibility limits under Section 280G of the Internal Revenue Code, unless the Personnel and Compensation Committee was to specifically authorize such non-deductible payments at that time on a case-by-case basis.

(3)         Outplacement services amounts are estimates based on management’s experience with outplacement providers.

(4)         Option and restricted stock vesting is based on an assumed value of $37.91 per common share reflecting the closing price on December 31, 2018.

(5)         Health benefits represent the premium paid by us, reduced by amount paid by the Associate. Mr. Turner voluntarily does not currently receive Health Benefits from the Company.

(6)         Effective January 1, 2019, Mr. Turner is no longer covered under our severance policy, including outplacement services.

Retirement Plans

We do not maintain a tax-qualified non-contributory retirement plan (pension plan). However, we do provide continuation of medical benefits to Associates, including NEOs, who retire, should they elect to participate in the benefit. We provide supplemental contributions toward retiree continuing medical coverage costs. For 2018, our contribution towards this supplement was capped at $3,553 per retiree, but may have been less based on length of service at time of retirement of each retiree, irrespective of annual increases to the cost of the medical benefit premium. We limit our increases to no more than 4% annually. Primarily because of changes to Medicare Part D coverage, this plan is no longer meaningfully utilized by, or available to, Associates who were not already retirement eligible as of March 31, 2014.

COMPENSATION OF THE BOARD OF DIRECTORS

The Board’s philosophy is to maintain director compensation at the peer median. The Corporate Governance and Nominating Committee reviews Board compensation and committee fees annually and make recommendations for adjustments when and where they feel appropriate. The Committee also engages an independent consultant to review board compensation levels in the market every two years. The analysis completed in 2018 resulted in no recommended changes.

A summary of Board compensation is shown in the following chart.

Board Retainer		$88,333	$53,333 cash retainer paid in July

			WSFS Financial Corporation common stock issued annually equivalent to $35,000 based on the WSFS closing price on the second Friday in August
Lead Director Fee		$18,000	Paid annually in July
Advisor to the Board of Directors		$44,167	One half of the board retainer paid annually in July
Committee Chair Fees	Audit/Trust Audit Committee Chair	$7,500	Paid annually in July

	Corporate Governance & Nominating Committee Chair	$5,500	Paid annually in July

	Corporate Development Committee Chair	$5,500	Paid annually in July

	Personnel and Compensation Committee Chair	$7,500	Paid annually in July

	Trust Committee Chair	$5,500	Paid annually in July
Committee Fees and Special Meeting Fees (excluding regularly scheduled Board meetings)

All Board members (excluding management) are paid a flat rate member fee annually in July for committees on which they serve with an expectation that Committee members will attend 75% of more of the scheduled meetings.

	Audit/Trust Audit Committee Members fee (includes Chair)	$13,250	Paid annually in July
			Note: This fee represents the combination of the Audit Committee member fee $(10,000) and the meeting attendance fee $(3,250).

	Corporate Development Committee	$3,250	Paid annually in July

	Corporate Governance and Nominating Committee	$3,250	Paid annually in July

	Executive Committee	$16,250	Paid annually in July

	Personnel and Compensation Committee	$3,250	Paid annually in July

	Trust Committee	$3,250	Paid annually in July

Director and NEO Non-Qualified Deferred Compensation Plan

In 2016, we introduced a non-qualified deferred compensation plan for our NEOs and Board of Directors. It offers pre-tax, voluntary contributions, tax deferred earnings, investment choices and flexible payment options. This is solely funded by the participant and there is no matching contribution made by the Company. This plan was reviewed and approved by our Personnel and Compensation Committee and our Board of Directors.

Director Compensation Table

The compensation paid to directors during 2018 is summarized in the following table. Mr. Turner and Mr. Ward are not shown in this table because they were compensated as officers and did not receive any director compensation.

	Fees Earned or			All Other
Directors	Paid in Cash(2)		Stock Awards(1)	Compensation	Total
Anat Bird	$76,083	(3)	$35,000	$—	$111,083
Francis B. Brake	87,333		35,000	—	122,333
Jennifer W. Davis	67,144	(3)	35,000	—	102,144
Eleuthère I. du Pont	112,833		35,000	—	147,833
Christopher T. Gheysens	87,083		35,000	—	122,083
Calvert A. Morgan Jr.	73,083		35,000	—	108,083
Marvin N. Schoenhals	72,833		35,000	—	107,833
David G. Turner	90,333	(3)	35,000	—	125,333

(1)         The aggregate fair value of the award on the date of grant, computed in accordance with ASC Topic 718.

(2)         In addition to fees paid to our Directors, $7,362 was paid to Charles G. Cheleden as an advisor of the Board. Mr. Cheleden retired from the Board effective August 12, 2016 and completed a two-year transition arrangement ending August 12, 2018.

(3)         Ms. Bird, Ms. Davis, and Mr. David Turner contributed all fees earned in 2018 to the non-qualified deferred compensation plan.

Compensation of Mr. Eleuthère I. du Pont as Lead Director

Eleuthère I. du Pont currently serves as our Lead Director. During 2018, he was compensated $18,000 for serving in that role in addition to his other compensation as a director.

Compensation of Mr. Mark A. Turner as Executive Chairman

Mark A. Turner was appointed as our Executive Chairman, effective January 1, 2019. The Personnel and Compensation Committee and the Board of Directors decided it was in the best interests of the Company to leverage Mr. Turner’s extensive expertise and contributions to WSFS, and retain his services in the role of Executive Chairman. The responsibilities of the Executive Chairman will include representing WSFS, along with members of management, in interactions with Associates, Customers, prospects, regulators, civic leaders, and industry leaders and groups; continuing to promote and enhance WSFS’s culture and reputation; participating in business development activities; helping to prospect, assess, and implement acquisitions, joint ventures, and other opportunities to advance WSFS’ strategic objectives; providing advice, counsel and support as needed to assure a smooth transition to the new President and CEO; and undertaking such additional duties as may be assigned by the Board of Directors from time to time.

Effective January 1, 2019, Mr. Turner will (i) receive an annual base salary of $600,000, (ii) maintain his current benefits with WSFS, including current Development Allowance, (iii) for fiscal year 2018 only (paid in 2019), when he served as full-time President and CEO and Chairman, be eligible to participate in the Company’s MIP and other such bonus opportunities that the Board decides to award to him, and (iv) for the fiscal year 2019 and beyond, be eligible to participate in any incentive and bonus plans as may be approved by the Board in its discretion, including the Integration Performance RSU Plan as described on page 53.

In evaluating the compensation for the Executive Chairman, the Board evaluated averages for Executive Chair roles at peer companies. Mr. Turner’s compensation package was determined to be less than the peer averages, or approximately in the 25th percentile.

Beneficial Advisory Board

In partnership with the Integration and Delivery Transformation Sub-Committee described on page 30, WSFS established a Beneficial Advisory Board effective as of the merger date on March 1, 2019. The Advisory Board includes Mr. Levenson, Mr. Cuddy, and those individuals who served on the board of directors of Beneficial as of the merger date and who are were not appointed to the board of directors of the combined company. The function of the advisory board will be, among other things, to advise WSFS with respect to Beneficial. The Advisory Board is expected to meet on a quarterly basis (or more frequently if necessary) until December 31, 2019, and each member of the advisory board (other than Mr. Levenson and Mr. Cuddy) will be paid a retainer fee of $50,000.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that WSFS Financial Corporation (the “Company”) specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Personnel and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2019 Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Proxy Statement”). Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Personnel and Compensation Committee

David G. Turner, Chair	Jennifer W. Davis	Christopher T. Gheysens
Francis B. Brake	Calvert A. Morgan Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. The forms must be filed with the SEC generally within two business days of the date of the trade. Such officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge and based solely on our review of the copies of such forms, there were no late Section 16(a) filings during 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The number of shares of our common stock beneficially owned by the directors, executive officers and 5% stockholders as of March 15, 2019, the record date set for the Annual Meeting, is shown below. The table also shows the amount of such shares as a percentage of all of the shares of our common stock outstanding as of March 15, 2019.

In accordance with Rule 13d-3 under the Exchange Act, for the purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock if he or she has, or shares, voting or dispositive power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days of the determination date. Except as otherwise noted, the named beneficial owner exercises sole voting and investment power over the shares of common stock.

	Number of Shares	Percentage of our
	(Including Exercisable	outstanding
	Options)	common stock
Directors:
Anat Bird	—	—
Francis B. Brake, Jr.	—	—
Karen Dougherty Buchholz	—	—
Gerard P. Cuddy	—	—
Jennifer W. Davis	—	—
Michael J. Donahue	—	—
Eleuthère I. du Pont	—	—
Christopher T. Gheysens	—	—
Rodger Levenson	—	—
Calvert A. Morgan, Jr.	—	—
Marvin N. Schoenhals	—	—
David G. Turner	—	—
Mark A. Turner	—	—
Patrick J. Ward	—	—

Executive Officers:
Arthur J. Bacci	—	—
Lisa Brubaker	—	—
Dominic C. Canuso	—	—
Steve Clark	—	—
Peggy H. Eddens	—	—
Paul S. Greenplate	—	—
Richard M. Wright	—	—
Directors and Executive Officers as a group (21 persons)	—	—

5% Stockholders:
	—	—